EXHIBIT 99.6

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 6-K

                            REPORT OF FOREIGN ISSUER

                        PURSUANT TO RULE 13A-16 OR 15D-16
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2002

                                  ALVARION LTD.
--------------------------------------------------------------------------------
                 (Translation of registrant's name into English)


                   21A Habarzel Street, Tel Aviv 69710, Israel
--------------------------------------------------------------------------------
                     (Address of principal executive office)


Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F |X|   Form 40-F |_|

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934. Yes |_| No |X|

     The following are included in this Report on Form 6-K:

1.   Annual report of the registrant.

2. Proxy statement of the registrant relating to its annual general shareholders' meeting (including a form of proxy card).

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        ALVARION LTD.

Date: September 9, 2002                 By: /s/ Dafna Gruber
                                            Name: Dafna Gruber
                                            Title: Chief Financial Officer

                                    ALVARION

                            WE'RE ON YOUR WAVELENGTH

                               ANNUAL REPORT 2001

Alvarion is a broadband wireless powerhouse with an extensive product line, deep marketing channels, and a gifted team of experienced professionals capable of responding to the changing needs of a dynamic telecommunications market.

INDEX

           2...................Financial Highlights
           3...................Letter to the Shareholders
           8...................Market Overview
           10..................Products
           13..................Customer Stories
           25..................Financial Statements

Financial Highlights

Revenues by region
Q4-2001

North America -  26%
Latin America - 14%
Europe - 37%
Asia - 20%
Africa - 3%



Revenues by customer type
Q4-2001

Established Carriers - 57%
Service Providers - 24%
Enterprises - 19%



Revenues (in $ millions)*

1996- $6.0M
1997- $18.0M
1998- $33.0M
1999- $48.0M
2000- $139.0M
2001- $137.0M

* BreezeCOM and Floware combined.










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
Letter to the Shareholders

2001 was a year of important landmarks for Alvarion. On August 1st, we officially completed the merger of BreezeCOM and Floware, the industry's most committed and field-proven fixed wireless solutions providers. We sold in excess of 150,000 units across the entire spectrum of our product offering to operators in major markets all over the world. This represents a milestone of over 500,000 units of our various product lines sold and installed over the last seven years
- an achievement that is second to none in the industry. It is also a direct reflection of the strength and reputation of the Alvarion brand and of the dominant position we hold as the largest player in the BWA marketplace.

The creation of Alvarion was predicated on our deep belief in broadband wireless access (BWA) technology as a viable alternative for established carriers and service providers in achieving quick, cost-effective network build-out and operation in a wide variety of lucrative market segments. As the demand for Internet connectivity and broadband-driven voice and data services in the last mile continues on its steep rise, the need for innovative access solutions that provide high-capacity bandwidth in underserved environments becomes ever more apparent. We have created a broadband wireless powerhouse with an extensive product line, deep marketing channels, and a gifted team of experienced professionals capable of responding to the changing needs of a dynamic telecommunications market. Subsequently, Alvarion is well positioned to benefit from today's market shakeout and to emerge for the long term as a very dominant player, capable of addressing an enormous range of market opportunities.

FINANCIAL HIGHLIGHTS

Despite the difficult economic downturn and its impact on the telecom market, our Q3 and Q4 revenues totaled $27.8 M and $25.2 M respectively, with actual full year revenues of $99 M and revenues on a pro-forma basis of $137 M - calculated on the assumption of having completed the merger between BreezeCOM and Floware on January 1, 2001. At year's end, our balance sheet is very strong with $183 M in available cash.

The sources of the aforementioned revenue are well distributed, both geographically and on the basis of market segment. With successful deployments in over 100 countries, Q4 sales in North American markets accounted for 25% of our total earnings, with Europe and Africa providing 40%, Asia 20%, and Latin America 15%. Established carriers comprised approximately 50% of our sales, while service providers and independent Telcos represented 30% of the total and enterprises 20%. Significantly, our sales base remains exceptionally diversified, with no single customer accounting for 10% of sales. Moreover, viewing our sales based on product category reveals a healthy, even split between equipment geared for carriers operating in licensed bands and products suitable for those serving markets with unlicensed bands. Finally, the majority of our business in 2001 has been from returning customers - a sure sign that the BWA business model is reaping success out in the field.


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
Following the market downturn, we began implementing a cost reduction program to align our expenses with revenues. In our efforts to streamline operations, we reduced the headcount during the year by approximately 250 employees across the board, including management; our workforce currently numbers 550. In addition, we realigned our R&D and refocused our global sales and marketing efforts. As a result, operating expenses declined from $18.2M in the third quarter to $16.6M in Q4.

MARKET CONSIDERATIONS

Although the downturn in the world economy over the past year has taken its toll on the development of the global telecom scene, it has also served as a catalyst for bringing about positive change by helping to define the future of the BWA landscape. The demand for bandwidth-intensive voice and data services, Virtual Private Networking (VPN) and last-mile Internet access solutions is proceeding on a healthy growth curve, unhindered by economic conditions. In the wake of continuing deregulation, opportunities still loom large on the horizon. The mix of service providers in these markets, however, has changed dramatically, resulting in a clear shift in our customer base. Alvarion sees the BWA market moving in two major directions for the foreseeable future: towards established carriers, operating in the licensed bands; and ISPs and regional independent Telcos, who are offering services using primarily license-free bands.

Established players have begun to recognize the lucrative potential in deploying BWA networks in parallel to their existing infrastructure as a means of generating additional revenue and growing their enterprises with minimal capital investment and swift ROI. Offering broadband-enabled access services in areas where infrastructure is insufficient to accommodate DSL, incumbents, cellular operators, Tier 3 providers and ISPs are able to capitalize on a wide variety of bandwidth-hungry market segments, including SME, SOHO, MTU/MDU and residential customers.

Alvarion recognizes the vast potential in all of these markets and has aligned its market focus accordingly throughout 2001. The fact that the majority of our sales over the past year are from follow-up orders points to the solid foothold that BWA is securing for itself.

R&D

A key to Alvarion's success has always been the strength of its R&D, augmented by a decade of experience in reading the market well, time and again. We were the first company to trailblaze the wireless LAN arena and the original pioneers in leveraging wireless technology in the development of last-mile access solutions for carriers. Our field-proven products are among the most reliable and robust solutions on the market - sufficient cause for leading system integrators such as Siemens and Alcatel to continue to implement our solutions in BWA deployments worldwide. Alvarion's ongoing participation in the ETSI and IEEE 802.16 standardization boards is a reflection of our strong commitment to furthering the development and proliferation of fixed wireless technology. We


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
continue to focus on developing products that correctly reflect emerging market needs.

Just as many of our forward-thinking customers strive to become early adapters to the latest development in BWA technology, Alvarion prides itself in being an early introducer of viable solutions. As a prime example, we have just launched one of the first commercial OFDM solutions in the industry - a next-generation wireless technology, which offers true Non-Line-of-Sight (NLOS) performance and very high cell capacity with high data rates. It is clear to all that OFDM will become the accepted standard for high capacity BWA applications.

2001 also saw the introduction of our integrated base station, AlvariBase, which in essence completes the integration of product lines and technological know-how from Alvarion's two parent companies. It consists of one or more radio units in the 3.5GHz frequency band, with each one capable of communicating with both the BreezeACCESS and WALKair CPE. This product will enable operators to serve a variety of customer profiles from each base station in their employ, from Small and Medium Enterprises (SME) and Multi Tenant Units (MTU) to Small Office, Home Office (SOHO) and residential subscribers.

Our other product introductions for the year included the SU-R, an innovative customer premises subscriber unit with an emphasis on low-cost and simplicity of installation, and the next generation of our established wireless LAN solution, the DS-11, which effectively dominates this important market segment.

A LOOK TOWARDS THE FUTURE

Today, Alvarion is unquestionably the leading solutions provider in the BWA marketplace, with the largest market share in the lucrative sub-11 GHz market. The merger has been critical in getting us there. It provided us with the industry's most comprehensive product line and most effective sales and distribution network. Our products allow operators to build out new networks quickly, and afford them tremendous diversity in offering their customers revenue-generating services. In an environment where operators are seeking to reduce risk and gain quick entry into BWA markets, Alvarion's proven technologies, strong research and development capabilities, comprehensive product offering and massive deployment base are significant assets.

We intend to continue to refine our technological edge and to broaden the scope and depth of our already diverse customer base and distributor channels over the coming year. Moreover, we hope to augment our offering by adding complementary BWA technologies to our product lines. And as the market embarks upon the route to recovery, Alvarion will continue to be a significant player for carriers seeking to launch BWA ventures. We look forward to the opportunities that lie ahead and to delivering our shareholders excellent results over the coming year.


                                            Zvi Slonimsky
                                            Chief Executive Officer

WHERE CABLE
CAN'T CONNECT...



       Beyond the reach of wire... where cable cant connect...
       Broadband Wireless Access paves teh airwaves with profitable opportunity for established carriers, cellular operators and full service providers.



       EVERYWHERE

Market Overview

Difficult times often have a way of creating lucrative opportunities. The events of the past year and their profound effect on the global telecom arena have borne this out. There are three parallel tracks that have stubbornly weaved their way across the telecommunications landscape in major markets worldwide in 2001 and continue to impact the future of the industry.

The first has its roots in a process that began in the late 90's and continues unabated until this day - albeit, at a somewhat slower pace: the global trend towards telecom deregulation. The second driver is the veritable explosion in the demand for broadband-enabled access and feature-rich voice and data services in markets everywhere, from Beijing to Brussels to Boston. The third and more recent trend driving the telecom market concerns the global economic slowdown, which has created an unfavorable investment environment, impeding growth and infrastructure rollout.

In the effort to further diversify their business scope, many carriers target diverse last-mile access niches where high-speed data, voice and Internet services are in great demand and wireline infrastructure is either inadequate or out of reach. But how to serve them? The emergence of Broadband Wireless Access
(BWA) technology in the past several years presents carriers and service providers with an attractive solution. BWA enables them to deploy an effective and powerful broadband-enabled communications network that is independent of copper and cable. It offers operators the opportunity to create a stable, predictable and increasing revenue stream in multiple customer segments by delivering a comprehensive mix of broadband voice and data services that are essential to both business and residential subscribers. BWA helps them to build an instantaneous and robust network infrastructure that can be expanded easily and cost effectively in line with market penetration. Moreover, it allows carriers to focus their investment strategies on specific geographies and customer profiles.

Many of the new generation carriers that acquired wireless licenses following deregulation have been unable to raise additional funds to support their growth, and are currently unable to operate according to their original business plans. This has created interesting opportunities for incumbents and cellular operators, enabling them to step in and fill the vacuum. They seek to leverage their many assets - ample available funds, existing infrastructure, radio base station sites and an established customer base - along with their marketing and customer support investments. They are taking over BWA licenses, and building new infrastructures - fixed wireless networks that are parallel and complementary to their cellular or existing copper networks - to quickly and cost-effectively launch broadband-based service initiatives. For established carriers, BWA provides profitable service diversification and opens new avenues towards the future. For prominent cellular operators who have virtually reached their saturation point in market share, BWA represents an additional lifeline.

BWA may be only one component of the communications equation - but it is a highly lucrative one. This difficult year has given Alvarion a better understanding of the applications that BWA is best suited for, and the long-term potential of its diverse market applications.

We have concluded that BWA is most appropriate for regions where DSL and cable aren't available, or where the quality of the local legacy infrastructure is poor and doesn't lend itself to an upgrade capable of supporting broadband services. In these areas, BWA's modular installation, high capacity, flexibility and rich feature set make it a compelling choice for new infrastructure investments.

For these reasons, BWA is ideal for developing regions, such as Central and Eastern Europe, Latin America, and Asia. In these areas, demand for broadband Internet access is rising fast, and BWA presents a viable solution that enables carriers to roll out easily and realize ROI and revenue generation quickly.

For many regional independent Telcos and ISPs in the US, a BWA deployment is the only feasible option for serving customers in rural areas where broadband Internet access and other value-added services can't be offered through the auspices of DSL or cable. Similarly, the wireline infrastructure in many established American urban centers is too outdated to accommodate DSL, and BWA represents the ideal complementary solution to their existing infrastructure.

With over 500,000 of our BWA products sold and deployed in the field, a customer base spanning 100 countries, 12 international offices and extensive global channels, Alvarion continues to build upon and refine its strong industry leadership. We believe that all the parameters fueling the BWA equation are currently in place: a real, widespread demand for bandwidth-driven services in multiple market segments; a strong business case that combines a responsible pay-per-growth rollout strategy, enabling quick ROI and revenue generation in parallel; a mature, field-proven product offering for multiple applications; and a clear migration path to the future needs of the evolving broadband services market.


EASY

scalable build-out... quick ROI...high-speed, always-on Internet... feature-rich, voice and data services... cost-effective cellular feeding...pay-as-you-grow infrastructure

Products

True to the corporate name, Alvarion gathers under its extensive wings an all-encompassing, varied, and on-target point-to-multipoint solution that delivers on the promise of the breadth and reach of broadband technology.

Serving most licensed and unlicensed bands, enabling the offering of the widest variety of broadband-driven voice and data services and addressing the needs of multiple end user markets, the depth and range of our BWA product offering is unparalleled in the industry.

Alvarion's wireless products are designed to meet the requirements of real world deployments and applications, providing efficient and cost-effective access across a wide range of network environments.

From enabling feature-rich, high-performance, last-mile access services to facilitating cost-effective cellular feeding, building-to-building connectivity and Wireless LAN, our products represent a full spectrum of BWA applications for established telecom and cellular carriers, as well as ISPs, regional carriers and service providers in developed and undeveloped countries around the world.

Alvarion's product offering addresses the full gamut of economic, technological and logistical considerations that carriers deploying BWA networks face in today's competitive and uncertain marketplace.

BUSINESS CASE - Alvarion has the highest installed base of any fixed wireless equipment vendor across all viable BWA segments. This is evidence of the inherent flexibility of our carrier class access products and their adaptability to a wide range of applications. Whether in the employ of cellular operators leveraging their existing rooftop rights to build out a complementary access network, or established carriers extending services to last-mile segments where their DSL infrastructure doesn't reach, our combined base station and subscriber unit packages provide a reliable and cost-effective engine for driving BWA ventures forward. Our solutions enable carriers to achieve return on investment
(ROI) within their network's first year of operation - a sure indication of a BWA business plan's viability and a springboard to subsequent profitability. Alvarion's products permit simple customer premises (CPE) installation in myriad subscriber environments, which helps to keep the rollout cost of network infrastructure at bay. Moreover, the inherent pay-as-you-grow philosophy that permeates our entire product offering means that CAPEX and OPEX expenses are significantly reduced over the long term; you only invest in additional base station and CPE equipment proportional to increasing market demand.

COVERAGE - Alvarion's flagship BreeezeACCESS and WALKair base station equipment provides carriers with exceptionally high subscriber capacity (the number of users per base station) and expanded coverage (the physical, geographic area served by the base station) - the key building blocks of any successful BWA business venture. Our current emphasis on translating the benefits of OFDM technology into viable product manifestations, as well as our focus on smart antenna solutions should serve to increase our advantage in these areas.

SCALABILITY - Our "bi-dimensional scalability" model enables carriers to rollout their BWA networks with careful budgeting accountability and market-specific focus. In this manner, investment in new base station infrastructure is directly linked to the growth of a carrier's customer base. Moreover, Alvarion provides a diverse range of CPE equipment aimed at different market segments, all of which can operate in conjunction with a single base station. This allows operators to address multiple markets from a sole, fully integrated infrastructure that is flexible enough to react cost effectively to shifts in customer profiles and service offerings.

SPECTRAL EFFICIENCY AND THROUGHPUT - With the exception of fiber, an elusive solution in most last mile segments, BWA systems deliver more bandwidth to subscribers than any other broadband access technology. Alvarion's solutions deliver from 3 to 36Mbps throughput for every subscriber in the BWA network - significantly more than any variant of xDSL (ADSL, SDSL, G.SHDSL etc.) or cable modem solutions can offer to a single subscriber. At low frequency ranges, such as 3.5GHz, Alvarion has overcome any perceived spectrum availability problems and provides a level of spectral efficiency that easily exceeds the demands of the average BWA operator. Moreover, our recently introduced multi-beam antenna works to augment the efficiency of a wireless network, significantly increasing the customer capacity and throughput of the base station.

With a decade of experience in developing, deploying and supporting fixed wireless equipment, Alvarion is best positioned to lead the industry into the future. Alvarion is a primary player in the ETSI and IEEE 802.16 standardization boards, helping to navigate the technological course of the BWA arena. As the industry's premier BWA provider, we have the resources, channels, and technological acumen to ensure our presence for the long haul - unfazed by cyclical changes in market conditions.

Access anywhere...


IT'S HERE

IT'S REAL


AND BWA TECHNOLOGY IS TEH CATALYST
MAKING IT HAPPEN IN LUCRATIVE
LAST-MILE MARKETS EVERYWHERE

CELLULAR OPERATOR

CHINA      CHINA MOBILE

ABOUT CHINA MOBILE

     o    Founded in 1987 by China Telecom

     o    Largest cellular operator in the world

     o    Over 100 million cellular subscribers

THE CHALLENGE

     o    Deploy BWA networks in four major urban cities in mainland China

     o Extend Internet access and feature-rich voice & data services to last-mile customers

THE SOLUTION

     o Datang, an Alvarion partner and one of China's largest local telecommunications integrators and equipment suppliers, contracted to implement network build-out

     o    Alvarion's solution for 3.5 GHz band - product of choice

THE RESULT

     o    Successful entry into four key urban markets in China

     o    Tremendous potential to serve tens of millions with BWA services

     o    Expansion planned to additional Chinese cities

     o    Added value: leverage WALKair Base Stations for cellular feeding

CHINA:  THE WORLD'S BROADEST POTENTIAL FOR BANDWIDTH-RICH SERVICES

With more than 100 million subscribers, China Mobile is the largest cellular operator in the world. Established in 1987 as the mobile communications wing of China Telecom, it evolved into China Mobile in 2000, following a national telecom-restructuring program. Through its thirteen self-funded subsidiaries, China Mobile has deployed a vast wireless communications network throughout China, offering a full range of diversified services, including mobile and IP-based telephony, data and multimedia. The carrier was recently awarded licenses to operate BWA networks in each of the five Chinese cities where frequencies have been allocated. After a rigorous vendor selection process, China Mobile chose Alvarion's WALKair solution as the basic infrastructure for its BWA networks and local telecom integrator Datang to implement the build out. The carrier has since launched its BWA initiative - operating in the 3.5 GHz frequency band - in four of the five designated cities: Chongqing, the biggest city in the world with more than 30 million inhabitants, Nanjing, the capital of the Jiangsu Province; Wuhan, the capital of the Hubai Province with a population of more than 7 million; and Xiamen. These important contracts provide China Mobile with critical mass, positioning the carrier favorably for additional wins as the market develops. Moreover, they point to the enormous revenue-producing


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
potential of BWA networking in markets where landline infrastructure is severely limited and demand for bandwidth is virtually limitless.

CELLULAR OPERATOR

PARAGUAY   TELECEL

ABOUT TELECEL

     o    Founded 1992

     o Largest Paraguayan cellular operator - 700,000 subscribers; 60% market share

     o Controlled by Millicom International Cellular (MIC) SA, a large cellular operator with presence in more than 20 countries.

THE CHALLENGE

     o    Expand scope of services to emerging broadband access markets

     o    Provide advanced data/VPN services to existing customer base

     o Utilize existing sales, marketing infrastructure for launch of the venture

     o    Minimal capital expenditures investment

     o    Deliver service to peripheral regions where access was unavailable

THE SOLUTION

     o    Broadband Wireless Access (BWA) equipment

     o    Alvarion's BreezeACCESS for 3.5 GHz band - product of choice

     o The leveraging of their existing infrastructure, including rooftop rights

THE RESULT

     o    Successful penetration into Paraguayan BWA market

     o    Provides essential data services to business customers

     o    Over 4,500 CPEs connected since initial launch period

FROM CELLULAR POWERHOUSE TO ACCESS ENTREPRENEUR

With a subscriber base exceeding 700,000 cellular users and an impressive 60% market share, Telecel is the dominant cellular operator in Paraguay. The successful Millicom affiliate realized that it was fast approaching a saturation point in a largely voice-centric, price-sensitive business. BWA presented the carrier with an attractive option for stimulating growth and profits in areas beyond its primary field of activity - and with minimal capital investment. By entering the broadband access, voice and data service arena, Telecel identified a lucrative growth segment with a seemingly endless appetite for bandwidth - the SME (Small to Medium Enterprise) business customer. Launched in 2000, their new Telesurf Wireless division was seen as an opportunity to leverage additional revenue from their existing customer base by offering their cellular subscribers attractive Internet access services. In building out its BWA network for the licensed 3.5 GHz frequency band, Telecel utilized Alvarion's versatile and robust BreezeACCESS solution and swiftly installed base station equipment and 4,500 CPEs. BreezeACCESS easily complements the existing assets that Telecel already enjoyed in its cellular operation - including rooftop rights and OPEX investments, access to infrastructure, and the savvy and experience of its sales and marketing force. The successful Portuguese cellular operator has been an Alvarion customer since 2000, and continues to grow using our solutions. A recent follow-on order for BreezeACCESS subscriber units, required to connect an additional 1,000 customers to the network, points to Telecel's successful penetration into the BWA field.


--------------------------------------------------------------------------------
"Entering the broadband wireless access market was the next logical step in expanding the scope of our business beyond our current activities in the cellular field. Alvarion's BWA solution allows us to capitalize on our existing assets and strengths, and enables us to generate new sources of revenue with minimal investment."
--------------------------------------------------------------------------------

SERVICE PROVIDER

USA        AMA WIRELESS

ABOUT AMA WIRELESS

     o    Founded in 1995

     o    Privately held rural ISP in Amarillo, TX

     o Offers Internet services as well as VPN services for corporate facility connectivity

     o    Over 4500 customers

THE CHALLENGE

     o    Find a method to deliver broadband access

     o    Compete with the large cable and telephone operators

     o    Provide excellent service and low cost to customers

THE SOLUTION

     o    The deployment of a Broadband Wireless Access (BWA) network

     o    Alvarion's BreezeACCESS II - product of choice

THE RESULT

     o Achieved rapid return on investment, and has proven to be a flexible, dependable solution

     o 120 BreezeACCESS II Access Units hosted at over 45 base stations with approximately 1000 wireless subscribers in a 3 tier network

     o    Growing by over 100 new wireless subscribers per month

BWA:  TARGETING THE TEXAN TERRAIN

A privately held ISP founded in 1995, AMA Wireless has since grown to serve over 4,500 customers in the Amarillo, Texas area. In addition to traditional Internet services such as access, email, and web hosting, the regional ISP offers sophisticated Virtual Private Networking (VPN) for corporate facility connectivity, either directly or over the Internet via dial-up, DSL, ISDN, and wireless technologies. Like many regional service providers, AMA Wireless identified broadband-enabled services as a key driver in achieving its current and future business goals. In order to successfully compete in lucrative, last-mile access markets with the established cable and telephone operators in their region, it was essential to find a network solution that enabled swift and cost-effective entry. Moreover, the equipment deployed would have to reflect the ISP's commitment to upholding their reputation for providing excellent service at a low cost to subscribers. Alvarion's BreezeACCESS product family answered the call on all fronts. Enabling immediate deployment, low entry costs and demand-based build-out, BreezeACCESS provides always-on, high-speed data and voice services across an independent wireless infrastructure. AMA leveraged the deployment of the Alvarion solution as an opportunity to replace its existing DSL network while attracting new business and residential customers. The BreezeACCESS network enables AMA to go the extra mile in providing a wide range of revenue-generating, differentiated services to their subscriber base, which is currently growing at a rate of 100 new customers a month.




--------------------------------------------------------------------------------
"Providing broadband access services in a rural area like Amarillo is a formidable challenge. We recognized that a large segment of our potential customer base was beyond the reach of our existing DSL infrastructure. Our research into alternative network solutions that enable cost-effective deployment and easy build-out pointed us in one clear direction - Broadband Wireless Access. Alvarion's BreezeACCESS equipment provides us with a means of offering broadband services to a rapidly growing customer base that would otherwise have been left out of the loop."

Lehman Dunn Vice President, AMA Wireless L.L.C.
--------------------------------------------------------------------------------

ALTERNATIVE OPERATOR

HUNGARY    VIVENDI (V-COM)

ABOUT V-COM

     o    Launched in 1999

     o A division of Vivendi Telecom Hungary (VTH), the country's second largest established carrier

     o    Focus on enhanced communications services for business customers

     o    Awarded 3.5 GHz license in 2001

THE CHALLENGE

     o Leverage Hungarian telecom deregulation for lucrative expansion of services

     o    Provide cost-effective data, voice & high-speed Internet services

     o    Quick infrastructure rollout and launch, quick ROI

THE SOLUTION

     o The deployment of a supplementary Broadband Wireless Access (BWA) network

     o    Alvarion's WALKair for 3.5 GHz band - product of choice

THE RESULT

     o Launched complementary BWA offering within two months of being awarded a license

     o    WALKair network represents a milestone for Vivendi, providing fast ROI

     o    First customers connected only two months after network launch

     o    Over 60 CPEs connected in initial launch

SATISFYING BANDWIDTH-HUNGRY CUSTOMERS IN HUNGARY

Vivendi Telecom Hungary Group (VTH), a fully owned subsidiary of industry heavyweight Vivendi International, is Hungary's second largest telecom operator. In 1999, VTH established V-Com, a division whose sole mandate is to provide enhanced voice, data and Internet services of Hungarian business customers. In 2001, V-Com was awarded a license to deploy a BWA network operating in the 3.5 GHz band, enabling the carrier to augment its existing DSL-based service offerings. Providing an efficient access solution for customers in the last mile, the wireless network easily connects to their traditional backbone operation and is driven by the carrier's existing sales and marketing team. Implemented by Siemens, the V-Com network was built using Alvarion's WALKair equipment. WALKair is a Point-to-Multi-Point (PMP) broadband wireless access system that is ideal for established Eastern European carriers like Vivendi that wish to expand their multi-access portfolios to include enhanced BWA services. V-Com was able to go live with its first base stations in Budapest a mere two months after being awarded its operating license - a milestone event for

Vivendi, which immediately began to earn revenues from its new initiative. The carrier continues to grow its modular BWA network, with 16 cities in Hungary slated to go live in the near future. Moreover, V-Com intends to leverage WALKair's flexible capabilities to extend sophisticated VPN services to large business customers with multiple locations.

ALTERNATIVE OPERATOR

PORTUGAL   NOVIS

ABOUT NOVIS

     o    Launched in 1999

     o    Primary Investors: France Telecom (43%); Sonae (57%)

     o    The largest alternative operator in Portugal

THE CHALLENGE

     o    Penetrate Portugal's deregulated telecom market

     o    Provide cost-effective voice, data & high-speed Internet services

     o    Effectively compete with incumbents

     o Deploy a network that would provide both access and cellular feeding services

THE SOLUTION

     o The deployment of a supplementary Broadband Wireless Access (BWA) network

     o    Alvarion's WALKair for 26 GHz band - product of choice

THE RESULT

     o    Successfully integrated BWA network as a complementary offering

     o WALKair enables the superior cellular feeding and access applications that Novis demands (E1 & voice)

     o    Network base stations cover 500 sq. kms

CASHING-IN ON THE BROADBAND BOOM IN THE CELLULAR FEEDING & ACCESS SEGMENTS

The brainchild of France Telecom (43%) and Sonae.com (57%), Novis was established in 1999 in anticipation of the lucrative opportunities that would arise in a deregulated Portuguese market. The new carrier set itself an ambitious goal: to match the national incumbent by delivering enhanced voice and data services to its customer base faster and more efficiently. Indeed, in less than two years, the fledgling carrier has succeeded in attaining the position of Portugal's largest operator and the country's leading alternative carrier, providing access to more than 310,000 subscribers. The deployment of a BWA network, while not accounting for the majority of the carrier's customer base, was an important step in achieving part of Novis' objectives, as it complements its overall service offerings significantly. It enables Novis to offer crucial Point-to-Multipoint feeding services for Optimus, a new and highly successful cellular operator, on a carrier-to-carrier basis. Moreover, it helps Novis connect customers in densely populated areas, such as Porto and Lisbon, where small and medium enterprise (SME) customers use the broadband wireless network as an access solution. Covering a 500 km radius, Novis' BWA network serves 70% of Portugal's emerging SME market. The carrier's 26 GHz frequency band network is driven by Alvarion's WALKair, a Point-to-Multi-Point (PMP) broadband wireless access system ideal for carriers like Novis that require cellular base station feeding applications as an integral part of their network. Novis intends to continue to grow its modular WALKair network as the basis for increasing its already impressive market share.

MUNICIPALITY

USA                  SAN DIEGO SHERIFF'S OFFICE

ABOUT THE SAN DIEGO COUNTY SHERIFF'S DEPARTMENT

     o    The chief law enforcement agency in the County of San Diego

     o Approximately 4,000 employees, both sworn officers and professional support staff

     o General law enforcement and jail functions in a service area of approximately 4,200 square miles

THE CHALLENGE

     o Increase the time patrol officers spend on the street by offering efficient access to paperwork processing and office-related functions

     o Improve the quality and quantity of information available to Deputies on patrol via their Mobile Data Computers (MDC's)

     o Reduce the amount of time and effort required to perform software updates to vehicle MDC's

THE SOLUTION

     o    The deployment of a wireless LAN

     o    Alvarion's BreezeNET - product of choice

     o Approximately 450 patrol vehicles equipped with Alvarion's BreezeNET SA10 station adaptors

THE RESULT

     o About 50 base stations have been installed at various facilities including station houses, courts, and jails

     o Future plans to increase the number of equipped patrol vehicles to about 650

PUTTING BWA TO WORK IN LAW ENFORCEMENT

The San Diego Sheriff's department had been searching for a way to streamline their administrative operations in order to allow their peace-keeping officers more time to fulfill their duties of keeping the streets of San Diego safe. Patrol Deputies found themselves in the time-consuming task of transferring data to and from department desktops and vehicle computers with floppy disks. Without the ability to transfer real-time updates to the patrol car Mobile Data Computer
(MDC), deputies were forced to sort through data in limited, black and white, written reports. The Sheriff's department needed a way to seamlessly interconnect the multitude of patrol vehicles to the department's LAN, thus freeing officers to focus on street duties. They chose Alvarion's BreezeNET PRO.11 family because of its ability to network the patrol cars to the various county facilities - without the need for wireline infrastructure. The system is optimized for operation in high density and noisy environments, enabling uninterrupted mobile connectivity to a vast number of simultaneous users. Alvarion's wireless network equipment has allowed the Sheriff's Department to extend their law enforcement operation to small remote offices in the communities they serve without the prohibitively large expense of providing wireline access.

FINANCIAL STATEMENTS

           26.................Management's Discussion and Analysis
           35.................Report of Independent Auditors
           36.................Balance Sheets
           38.................Statements of Operations
           39.................Statements of changes in Shareholders' Equity
           40.................Statements of Cash Flows
           42.................Notes to Financial Statements

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes included elsewhere in this annual report. Certain matters discussed below and throughout this annual report are forward looking statements that are based on our beliefs and assumptions as well as information currently available to us. Such forward looking statements may be identified by the use of the words " anticipate", "project", "believe", "estimate", "expect", "plan" and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements reflect our current views and assumptions with respect to future events and are subject to certain risks and uncertainties. Should one or more of the underlying assumptions prove incorrect, or these risks and uncertainties materialize, our actual results may differ materially from those described herein. We caution you not to place undue reliance on these forward looking statements, which reflect our management's view only as of the date of this annual report.

RESULTS OF OPERATIONS

Overview

We are a leading provider of point-to-multipoint BWA solutions used by telecommunication carriers, service providers and enterprises worldwide. With our comprehensive product offerings, we provide a broad range of integrated BWA solutions by market segment and frequency band, designed to address the various business models of carriers and service providers. We also offer products that enable indoor and outdoor, and fixed and mobile wireless connectivity to a local area network.

On August 1, 2001, we completed a merger with Floware, pursuant to which Floware merged with and into us. As a result of the merger we continued as the surviving company and Floware's separate existence ceased. Upon the completion of the merger we changed our name from BreezeCOM Ltd. to Alvarion Ltd. Under the terms of the merger agreement, each ordinary share of Floware, outstanding at the effective time of the merger, was automatically exchanged for 0.767 of our ordinary shares. Our merger with Floware, which developed, manufactured and sold wireless access products complementary to ours, enables us to offer our customers a comprehensive range of integrated wireless access products and platforms and strengthens our diversified customer base and distribution channels. The merger has been accounted for using the purchase method of accounting. We have consolidated the results of the Floware business in our financial statements from August 1, 2001.

SIGNIFICANT ACCOUNTING PRINCIPLES

U.S. GAAP. Our financial statements are prepared in accordance with accounting principles, and audited annually in accordance with accounting standards, generally accepted in the United States. A discussion of the significant accounting policies which we follow in preparing our financial statements is set forth in Note 2 to the financial statements included elsewhere in this annual report. The following is a summary of certain principles, which have a substantial impact upon our financial statements and, we believe, are most important to keep in mind in assessing our financial condition and operating results:

           Functional and Reporting Currency. A majority of our revenues is generated, and a substantial portion of our expenses is incurred, in U.S. dollars. Hence, the dollar is our functional and reporting currency and monetary accounts maintained in other currencies are re-measured into dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board.

           Use of Estimates. In preparing our financial statements, we must make estimate and assumptions as to certain matters, including, for example, the amount of sales that we will make, the amount of new materials and components that we will require to satisfy the demand for our products and the period of time that will elapse before our products become obsolete. While we endeavor diligently to assure that our estimates and assumptions have a reasonable basis and reflect our best assessment as to the future circumstances which they anticipate, actual results inevitably differ from the results estimated or assumed and the differences may be so substantial as to require subsequent write-offs, write-downs or similar adjustments to past results or current valuations. Note 1d to our financial statements describes the substantial write-offs, write-downs and provisions which we made and recorded in 2001 to reflect the decline from our expectations in the value of inventory of finished goods which had become obsolete or otherwise unmarketable or the inventory of new materials and components which we had purchased or committed to purchase in anticipation of forecasted sales which we did not consummate. Similarly, Note 11 to our financial statements describes restructuring charges which we recorded in 2001 in connection with cost reduction initiatives that we implemented in response to the decline in revenues which we experienced during the year. While we are hopeful that we will not be required to record similar reductions in the valuation of our assets (or to recognize similar expense items as a result thereof) in the future, we have no assurance that the estimates and assumptions reflected in our financial statements will necessarily be accurate as to enable us to avoid similar charges in the future.

           Our Merger with Floware. Our merger with Floware has been treated as a purchase, rather than a pooling of interests, for accounting purposes. As a result, the operations of Floware were only included in our financial statements for the last five months of 2001. In the future, the business formerly conducted by Floware will be included in our financial statements, for the entire 12-month period of each year subsequent to 2001. In addition, because the transaction was accounted for as a purchase, our balance sheet as of December 31, 2001 includes other assets, net which totaled more than $52.8 million, all of which was attributable to the goodwill which we recorded and the technology which we acquired in connection with the merger. We had no similar assets at December 31, 2000. In accordance with Statement of Financial Accounting Standards No. 142, such goodwill and technology will not be amortized, but will be reviewed from time to time to determine if any of it has been impaired and must therefore be written down or written off. Any such write-down or write-off will result in a corresponding reduction in our shareholders' equity and a corresponding charge to our statement of operations.

           Restructuring. Note 11 to our financial statements describes restructuring charges which we recorded in 2001 in connection with cost reduction initiatives that we implemented in response to the decline in revenues which we experienced during the year. Although we do not anticipate significant changes, the actual costs may differ from these estimates. In addition, in the event that adverse conditions continue to prevail, generally in our industry or particularly with respect to our business, we may be required to implement further restructuring measures. We are not currently able to determine whether or to what extent such circumstances may continue.

           Contingencies. We are, from time to time, subject to proceedings and other claims related to vendors, alleged lease agreement and other matters. We are required to assess the likelihood of any outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

           Warranties. We provide for the estimated cost of product warranties at the time revenue is recognized. Our products sold are covered by a warranty for periods ranging from one year to two years. We accrue a warranty reserve for estimated costs to provide warranty services. Our estimate of costs to service the warranty obligations is based on historical experience and expectation of future conditions. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, our warranty accrual will increase, resulting in decreased gross profit.

           Deferred Taxes. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

           Revenue Recognition. Revenues from sale of products are recognized in accordance with the SAB 101 "Revenue Recognition in Finance Statement" when persuasive evidence of an arrangements exists, delivery has occurred, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured.

We generally do not grant a right of return, except for defective products for which a warranty allowance is recorded at the time of shipment. We provide a warranty reserve at the point of revenue recognition based upon historical experience. In certain circumstances, we have granted limited rights of return. In these instances, we have deferred revenue until the right of return expires.

We have contractual relationships with our distributors. Most of our distributors either do not have rights of return or may return up to 10% of the prior quarter's purchases, provided that they simultaneously order an equivalent amount of other products. One of our distributors may return up to 20% of the prior quarter's purchases without a matching order and another distributor may return all unsold products within 180 days upon a 30-day notice of discontinuance. Based on our experience, distributors typically carry four to eight weeks of inventory.

For the distributors who have rights of return, we analyze and monitor inventory levels and sales, based on inventory lists and point of sale reports received each month from these distributors. We estimate that our distributors maintain an inventory of at least one month's supply of products to allow themselves to serve the demands of their customers. Therefore, we defer revenue recognition for inventory held by a distributor that exceeds our estimate of that distributor's monthly amount of sales. We calculate one month of sales based on the distributor's sales in the last quarter.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

           Sales. Sales in 2001 were approximately $99.0 million, a decrease of approximately 2.5% compared with sales of approximately $101.5 million in 2000. Sales in 2001 reflect sales by BreezeCOM prior to August 1, 2001 and sales by Alvarion (BreezeCOM and Floware) from August 1, 2001, the effective date of the merger. The decrease in net sales is primarily attributable to a downturn in economic conditions worldwide, specifically in the telecommunications equipment market in 2001. This downturn has had a significant impact on our customers and the markets in which they sell their products. Our sales were also impacted by a change in the composition of our customers from new operators to established carriers. Many of the new operators to whom we sold products in the past have ceased or cutback operations and have not placed additional orders for our products. We are replacing these customers with established telecom operators. Another factor that has impacted our sales is a slowdown in the spectrum allocation process in various countries. This slowdown has delayed our sales in these countries. These factors are offset in part by our increased sales in Latin America, Southeast Asia and in developing countries. In these areas, as a result of the lack of wired infrastructure, the demand for our products has increased.

           Cost of Sales. Cost of sales was approximately $59.5 million in 2001, an increase of approximately 7.0% compared with cost of sales of approximately $55.6 million in 2000. Cost of sales in 2001 reflects cost of sales of BreezeCOM prior to August 1, 2001 and cost of sales of Alvarion (BreezeCOM and Floware) from August 1, 2001. This increase is primarily attributable to a change in the mix of our product sales to products that incur higher costs of sale. Cost of sales as a percentage of sales increased to approximately 60.1% in 2001 from approximately 54.8% in 2000, primarily because the amount of our sales of licensed products increased relative to the amount of our sales of unlicensed products and the cost of sales as a percentage of sales is higher on licensed products than on other products as a result of competition and high volume.

In 2001, we recorded charges related to the write-off and write-down of excess inventory and provisions for inventory purchase commitments in the aggregate amount of approximately $53.9 million. Our previous purchasing policy, as well as our purchasing commitments, had been based on higher revenue forecasts. In particular, we had built significant inventories in 2000 to sell equipment to customers, primarily in the United States, to provide fast Internet access utilizing the unlicensed band. Due to the current economic environment and reduced capital spending, particularly in the telecommunications equipment markets, we determined that it is unlikely that we will be able to utilize or market our entire inventory or purchase commitments in the next few quarters. There were no similar charges in 2000.

           Research and Development Expenses. Gross research and development expenses were approximately $27.1 million in 2001, an increase of approximately 61.0% compared with gross research and development expenses of approximately $16.8 million in 2000. Gross research and development expenses in 2001 reflect research and development expenses of BreezeCOM prior to August 1, 2001 and research and development expenses of Alvarion (BreezeCOM and Floware) from August 1, 2001. This increase is primarily attributable to an increase in employee-related expenses due to our increased number of products under development after the merger and to increased costs of development-related raw materials. Research and development, gross, as a percentage of sales increased to 27.4% in 2001 from 16.6% in 2000, primarily as a result of the increase in absolute terms of such expense coupled with the decrease in our revenues. Grants from the OCS, totaled approximately $6.0 in 2001 and $4.3 million in 2000. Research and development expenses, net, were approximately $21.1 million in 2001, compared with approximately $12.5 million in 2000.

           Amortization of Current Technology. As a result of the merger with Floware, we also acquired an identifiable intangible asset, which was defined as current technology with an aggregate value of $16.8 million. This amount is being amortized over the remaining useful life of the asset. A current technology charge of $1.2 million was recorded in 2001.

           Selling and Marketing Expenses. Selling and marketing expenses were approximately $30.3 million in 2001, an increase of approximately 15.4% compared with selling and marketing expenses of approximately $26.2 million in 2000. Selling and marketing expenses in 2001 reflect selling and marketing expenses of BreezeCOM prior to August 1, 2001 and selling and marketing expenses of Alvarion (BreezeCOM and Floware) from August 1, 2001. Selling and marketing expenses as a percentage of sales increased to 30.6% in 2001 from 25.8% in 2000. This increase is primarily attributable to our retention of some additional selling and marketing personnel worldwide to service our broader product offerings after our merger with Floware as well as costs associated with our new subsidiaries.

           General and Administrative Expenses. General and administrative expenses were approximately $6.2 million in 2001, an increase of approximately 50.0% compared with general and administrative expenses of approximately $4.2 million in 2000. General and administrative expenses in 2001 reflect the general and administrative expenses of BreezeCOM prior to August 2001 and the general and administrative expenses of Alvarion (BreezeCOM and Floware combined) from August 1, 2001. General and administrative expenses consist primarily of compensation costs for administration, finance and general management personnel, office maintenance, insurance costs, professional fee costs and other administrative costs. This increase is primarily attributable to our merger with Floware and being a public company. General and administrative expenses as a percentage of sales increased to 6.3% in 2001 from 4.1% in 2000.

           Amortization of Deferred Stock Compensation. A deferred stock compensation charge of $ 726,000 was taken in 2001 relating to the Alvarion stock options into which Floware stock options were converted pursuant to the terms of our merger agreement with Floware. This amortization is due to deferred compensation of approximately $2.1 million related to stock options granted prior to the merger to employees and directors of Floware with exercise prices per share determined to be below the estimated fair values per share at the dates of grant. The deferred stock compensation is being amortized over the vesting periods of the applicable options.

           In Process Research and Development Write-Off. After the merger with Floware, we recorded a one-time charge of $26.3 million to write off acquired in-process research and development. The amount allocated to in-process research and development, was determined based on an appraisal conducted by an independent third-party appraiser using established valuation techniques in the high-technology industry, and was expensed upon the merger because technological feasibility had not been established and no future alternative uses existed.

           Merger Expenses. The merger related expenses consist of approximately $ 2.8 million of indirect expenses incurred in connection with our merger with Floware.

           Restructuring Costs. The restructuring related expenses consist of approximately $5.4 million for a one-time charge related to a cost-reduction program that we began implementing in July and November 2001. Pursuant to this program we reduced our workforce by approximately 200 employees and realigned our research and development and sales and marketing efforts.

           One-time Expense Related to the Settlement of an OCS Program. We recorded in 2001 a one-time charge of approximately $6.5 million for the early repayment of royalties to the OCS. The original terms of the grants that we received from the OCS required us to pay royalties to the OCS when we began commercial sales of the products developed with the grants. We entered into an agreement with the OCS to pay a fixed amount of approximately $6.5 million over a period of up to five years to settle all potential future royalty obligations with respect to grants already received.

           Financial Income, Net. Financial income, net, was approximately $8.5 million in 2001, an increase of approximately 21.5%, compared with financial income, net, of approximately $7.0 million in 2000. The increase in financial income is primarily attributable to the interest income on the cash held by Floware that we acquired in our merger with Floware, partially offset by a decrease in interest rates on our investments.

           Other Expenses. Other expenses primarily consist of a one-time charge of $3.5 million for an investment write-off. The investment in a privately held US company occurred in 2000. Due to the continuing loss and negative cash flows incurred by this private company and other valuation criteria, we wrote-off our entire investment of $3.5 million in 2001.

           Net Income (Loss). In 2001, net loss was approximately $(110.0) million, compared with a net income of approximately $10.0 million in 2000.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

The dollar cost of our operations is influenced by the extent to which inflation in Israel is offset by a devaluation of the NIS in relation to the dollar. Substantially all of our sales, and most of our expenses, are denominated in dollars. However, a portion of our expenses (primarily labor expenses) is denominated in NIS unlinked to the dollar. Inflation in Israel will have the effect of increasing the cost in dollars of these expenses unless offset on a timely basis by a devaluation of the NIS in relation to the dollar.

Because exchange rates between the NIS and the dollar fluctuate continuously, albeit with a historically declining trend in the value of the NIS, exchange rate fluctuations will have an impact on our profitability and period-to-period comparisons of our results of operations. In the first two months of 2002, the devaluation of the NIS against the dollar has exceeded the rate of inflation in Israel and we have experienced a decrease in the dollar cost of our operations in Israel.

To protect against exchange rate fluctuations, we have instituted several foreign currency hedging programs. These hedging activities consist of cash flow hedges of anticipated NIS payroll and forward exchange contracts to hedge certain trade payables payments in NIS. These activities are all effective as hedges of these expenses.

LIQUIDITY AND CAPITAL RESOURCES

We have historically met our financial requirements primarily through the sale of equity securities, including our initial public offering and follow-on public offering, and through research and development and marketing grants from the Government of Israel, short-term bank borrowings and cash generated from operations. We raised approximately $20 million from the private placement of 2,424,242 Series B Convertible Preferred Shares in November 1999, approximately $107 million from the sale of 5,750,000 ordinary shares in our initial public offering in March 2000 and approximately $73 million from the sale of 2,150,000 ordinary shares in our July 2000 follow-on offering. We also obtained approximately $ 55.5 million in cash and cash equivalents, marketable securities and deposits as a result of our merger with Floware.

Our operating activities consumed cash of approximately, $1.9 million in 1999, $18.4 million in 2000 and $38.1 million in 2001. The negative cash flows in 2001 include our net loss in this period, partially offset by non-recurring expenses related to the merger, costs related to the settlement of the OCS program and investment write-off, together with a decrease in inventory levels, reflecting the inventory write-offs and write-down. The negative cash flows in 2000 and 1999 include our net income or losses together with increases in trade receivables and inventories, reflecting the growth in our sales and operations during these periods.

We have received Israeli court approval for the purchase of up to $10 million of our ordinary shares. Following the court approval, our Board of Directors approved the purchase of up to $1 million of our ordinary shares, subject to certain conditions. These purchases will be conducted as either open market purchases or private transactions. During 2002 we began repurchasing our shares. As of March 1, 2002, we had repurchased approximately 254,000 of our ordinary shares at an aggregate cost of approximately $626,000. Our Board of Directors may increase the amount of ordinary shares that we may repurchase in the future.

Our investing activities consumed cash of approximately, $11.7 million in 1999 and $158.4 million in 2000 and provided cash of approximately $61.1 million in 2001. The amounts for 2001 are attributable primarily to proceeds from the maturity of marketable securities, proceeds from the sale of short-term bank deposits and cash resulting from the merger with Floware, partially offset by investments in short-term and long-term bank deposits and in marketable securities, research and development equipment and manufacturing equipment. The amounts for the years 1999 and 2000 are attributable primarily to investments in short-term bank deposits and marketable securities, research and development equipment and manufacturing equipment, partially offset by proceeds from the maturity of marketable securities.

Net cash provided by financing activities totaled approximately, $16.4 million in 1999, $178.6 million in 2000 and $2.2 million in 2001. These amounts are attributable primarily to proceeds from the issuance of shares in connection with a private placement that occurred during 1999, the initial public offering and follow-on public offering in 2000, and the exercise of options.

Our working capital was approximately $167.4 million as of December 31, 2001 compared to $159.8 million as of December 31, 2000 and $22.4 million as of December 31, 1999. The increase in working capital from December 31, 2000 to December 31, 2001 is primarily attributable to the increase in cash reserves as a result of our merger with Floware partially offset by the cash consumed to finance operating activities in 2001. The increase in working capital from December 31, 1999 to December 31, 2000 is primarily attributable to the increase in our cash reserves as a result of our initial public offering and our follow-on public offering partially offset by the cash consumed to finance operating activities in 2000.

We received lines of credit up to $12.2 million to be borrowed in NIS or dollars that are valid until March 31, 2002 and August 31, 2002. Of the total amount,

$4.0 million will be available either for short-term or long-term borrowings of up to four years from the date of the borrowing. Amounts drawn in NIS may only be short-term and bear interest at an annual rate determined by the bank plus 0.35%. Amounts drawn in dollars bear interest at an annual rate of LIBOR plus a percentage ranging from 0.6% to 2.0%, depending on the term for which the amounts are drawn. There are no financial covenants associated with these credit lines. The unused lines of credit, as of December 31, 2000 and 2001 are $ 10.5 million and $ 9.4 million, respectively. We have requested a one-year extension of the credit line that is due to expire on March 31, 2002.

Capital expenditures were approximately $1.6 million in 1999, $4.6 million in 2000 and $6.0 million in 2001. These expenditures principally financed the purchase of research and development equipment and manufacturing equipment.

We believe that cash generated from operations, our cash balances, governmental research and development grants, borrowings under our existing lines of credits, the net proceeds from our initial and follow-on public offerings and the cash, cash equivalents, marketable securities and bank deposits acquired in our merger with Floware will provide sufficient cash resources to finance our operations and the projected expansion of our selling and marketing and research and development activities, at least for the next twelve months. However, if our operations do not generate cash to the extent currently anticipated by us, or if we grow more rapidly than currently anticipated, it is possible that we will require more funds than anticipated. We expect that these sources will continue to finance our operations in the long term, and will be complemented, if required, by private or public financing.

                         REPORT OF INDEPENDENT AUDITORS

                             To the Shareholders of

                                  ALVARION LTD.
                           (Formerly: BreezeCOM Ltd.)


         We have audited the accompanying consolidated balance sheets of Alvarion Ltd. (formerly: BreezeCOM Ltd.) ("the Company") and its subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.







Tel-Aviv, Israel                                 KOST FORER & GABBAY
February 6, 2002                       A Member of Ernst & Young International

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                                                   DECEMBER 31,
                                                                                                   ------------
                                                                                            2000                 2001
                                                                                            ----                 ----
       ASSETS

CURRENT ASSETS:
Cash and cash equivalents........................................................       $       6,580        $      31,802
Short-term bank deposits and current maturities of long-term bank deposits.......              35,521               65,305
Marketable securities (Note 3)...................................................              83,185               56,019
Trade receivables (net of allowance for doubtful accounts of $630 and $830 as of
    December 31, 2000 and 2001, respectively)....................................              19,129               15,563
Other accounts receivable and prepaid expenses (Note 4)..........................                 411                9,273
Inventories (Note 5).............................................................              44,254               32,580
                                                                                        -------------        -------------

Total current assets.............................................................             197,080              210,542
-----                                                                                   -------------        -------------

LONG-TERM INVESTMENTS:
Long-term bank deposits, net of current maturities...............................              20,336                    -
Marketable securities (Note 3)...................................................              24,465               29,843
Other long-term investment.......................................................               3,500                    -
Severance pay fund...............................................................               1,334                3,217
                                                                                        -------------        -------------

Total long-term investments......................................................               4,635               33,060
-----                                                                                   -------------        -------------

PROPERTY AND EQUIPMENT, NET (Note 6).............................................               6,122               11,153
                                                                                        -------------        -------------

OTHER ASSETS, NET (Note 7).......................................................                   -               52,840
                                                                                        -------------        -------------

Total assets.....................................................................       $     252,837        $     307,595
-----                                                                                   =============        =============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                                   DECEMBER 31,
                                                                                                   ------------
                                                                                            2000                 2001
                                                                                            ----                 ----
        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Trade payables.................................................................      $      21,395        $      11,253
   Other accounts payable and accrued expenses (Note 9)...........................             15,892               31,918
                                                                                        -------------        -------------

Total current liabilities.........................................................             37,287               43,171
-----                                                                                   -------------        -------------

LONG-TERM LIABILITIES:

   Accrued severance pay..........................................................              3,055                4,945
   Other long-term liabilities (Note 10)..........................................                  -                5,228
                                                                                        -------------        -------------

Total long-term liabilities.......................................................              3,055               10,173
-----                                                                                   -------------        -------------

COMMITMENTS AND CONTINGENT LIABILITIES
   (Note 13)

SHAREHOLDERS' EQUITY (Note 14):
   Share capital -
       Ordinary shares of NIS 0.01 par value:
          Authorized:  81,580,000 shares as of December 31, 2000 and 85,080,000 shares as of December 31, 2001; Issued and outstanding:  28,130,320 shares as of December 31, 2000 and 54,649,268 shares as of December 31,
          2001....................................................................                 78                  141
Additional paid-in capital........................................................            217,984              370,853
Deferred stock compensation.......................................................                  -               (1,165)
Accumulated deficit...............................................................             (5,567)            (115,578)
                                                                                        -------------        -------------

Total shareholders' equity........................................................            212,495              254,251
-----                                                                                   -------------        -------------

Total liabilities and shareholders' equity........................................      $     252,837        $     307,595
-----                                                                                   =============        =============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                         1999                 2000                2001
                                                                         ----                 ----                ----
Sales (Note 16)...............................................       $      44,752        $     101,460       $      98,968
Cost of sales.................................................              23,528               55,608              59,484
Write-off and write-down of excess
   inventory and provision for inventory
   purchase commitment........................................                   -                    -              53,881
                                                                     -------------        -------------       -------------
Gross profit (loss)...........................................              21,224               45,852              14,397
                                                                     -------------        -------------       -------------
Operating expenses:
   Research and development, net (Note 17a)...................               6,880               12,473              21,096
   Amortization of current technology.........................                   -                    -               1,200
   Selling and marketing......................................              14,692               26,226              30,258
   General and administrative.................................               2,289                4,150               6,226
   Amortization of deferred stock
      compensation (Note 17b).................................                   -                    -                 726
   In-process research and development
      write-off...............................................                   -                    -              26,300
   Merger expenses............................................                   -                    -               2,841
   Restructuring costs........................................                   -                    -               5,437
   One-time expense related to a settlement
      of an OCS program (Note 10).............................                   -                    -               6,535
                                                                     -------------        -------------       -------------
Total operating expenses......................................              23,861               42,849             100,619
                                                                     -------------        -------------       -------------
Operating income (loss).......................................              (2,637)               3,003            (115,016)
Financial income (expenses), net (Note 17c)...................                (527)               7,031               8,540
Other expenses................................................                (470)                   -              (3,535)
                                                                     -------------        -------------       -------------
Net income (loss).............................................       $      (3,634)       $      10,034       $    (110,011)
                                                                     =============        =============       =============
Basic net earnings (loss) per share
   (Note 17d).................................................       $      (0.32)        $       0.40        $      (2.80)
                                                                     ============         ============        ============
Diluted net earnings (loss) per share
   (Note 17d).................................................       $      (0.32)        $       0.33        $      (2.80)
                                                                     ============         ============        ============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE DATA)

                                                                NUMBER OF
                                                           SHARES OUTSTANDING                                          ADDITIONAL
                                                        PREFERRED       ORDINARY        PREFERRED       ORDINARY        PAID-IN
                                                          SHARES         SHARES          SHARES          SHARES         CAPITAL
                                                          ------         ------          ------          ------         -------
Balance as of January 1, 1999.......................        947,930     11,199,340    $          2    $         37   $     21,048
Net loss............................................              -              -               -               -              -
Exercise of employee stock options..................              -        521,532               -               1            226
Issuance of Preferred B shares, net.................      2,424,242              -               6               -         17,943
Deferred stock compensation related to
   employees and others.............................              -              -               -               -             70
Deferred compensation related to
   warrant granted to a bank........................              -              -               -               -            185

Amortization of deferred stock compensation.........              -              -               -               -              -
                                                       ------------   ------------    ------------    ------------   ------------

Balance as of December 31, 1999.....................      3,372,172     11,720,872               8              38         39,472
Net income..........................................              -              -               -               -              -
Issuance of Ordinary shares, net....................              -      7,900,000               -              19        175,319
Exercise of warrants................................              -        417,676               -               1          1,585
Exercise of employee stock options..................              -      1,347,428               -               4          1,172
Conversion of Preferred shares into
   Ordinary shares..................................     (3,372,172)     6,744,344              (8)             16             (8)
Issuance of warrants to a customer..................              -              -               -               -            444
Amortization of deferred stock compensation.........              -              -               -               -              -
                                                       ------------   ------------    ------------    ------------   ------------

Balance as of December 31, 2000.....................              -     28,130,320               -              78        217,984
Net loss............................................              -              -               -               -              -
Exercise of employee stock options..................              -      1,837,925               -               4          2,161
Compensation in respect of shares granted to former
   directors........................................              -              -               -               -            185
Issuance of shares pursuant to the merger of Floware
   and exchange of options to employees.............              -     24,681,023               -              59        150,594
Deferred stock compensation.........................              -              -               -               -            (71)
Amortization of deferred stock compensation.........              -              -               -               -              -
                                                       ------------   ------------    ------------    ------------   ------------

Balance as of December 31, 2001.....................              -     54,649,268    $          -    $        141   $    370,853
                                                       ============   ============    ============    ============   ============

** TABLE CONTINUED...... **


               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                      39-A

                                                           DEFERRED                         TOTAL
                                                            STOCK        ACCUMULATED    SHAREHOLDERS'
                                                         COMPENSATION      DEFICIT          EQUITY
                                                         ------------      -------          ------
Balance as of January 1, 1999.......................     $       (132)  $    (11,967)    $      8,988
Net loss............................................                -         (3,634)          (3,634)
Exercise of employee stock options..................                -              -              227
Issuance of Preferred B shares, net.................                -              -           17,949
Deferred stock compensation related to
   employees and others.............................              (70)             -                -
Deferred compensation related to
   warrant granted to a bank........................                -              -              185
                                                                                         ------------
Amortization of deferred stock compensation.........              184              -              184
                                                         ------------   ------------     ------------

Balance as of December 31, 1999.....................              (18)       (15,601)          23,899
Net income..........................................                -         10,034           10,034
Issuance of Ordinary shares, net....................                -              -          175,338
Exercise of warrants................................                -              -            1,586
Exercise of employee stock options..................                -              -            1,176
Conversion of Preferred shares into
   Ordinary shares..................................                -              -                -
Issuance of warrants to a customer..................                -              -              444
Amortization of deferred stock compensation.........               18              -               18
                                                         ------------   ------------     ------------

Balance as of December 31, 2000.....................                -         (5,567)         212,495
Net loss............................................                -       (110,011)        (110,011)
Exercise of employee stock options..................                -              -            2,165
Compensation in respect of shares granted to former
   directors........................................                -              -              185
Issuance of shares pursuant to the merger of Floware
   and exchange of options to employees.............           (2,100)             -          148,553
Deferred stock compensation.........................               71              -                -
Amortization of deferred stock compensation.........              864              -              864
                                                         ------------   ------------     ------------

Balance as of December 31, 2001.....................     $     (1,165)  $   (115,578)    $    254,251
                                                         ============   ============     ============

** TABLE COMPLETE **

                                      39-B

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                          -----------------------
                                                                                1999               2000               2001
                                                                                ----               ----               ----
Cash flows from operating activities
Net income (loss).....................................................     $     (3,634)      $     10,034       $   (110,011)
Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
   Depreciation.......................................................            1,078              1,861              3,302
   Loss (gain) on sale of property and equipment......................                2                 (5)                35
   Amortization of deferred stock compensation........................              184                 18                864
   Amortization of deferred stock compensation to customer............                -                444                 --
   Compensation in respect of shares issued to former directors.......                -                  -                185
   Interest and amortization of premium on held-to maturity
      marketable securities and bank deposits.........................               (9)            (3,012)               394
   Loss on sale and impairment of marketable securities...............                -                  -                407
   Write-off of property and equipment as part of restructuring.......                -                  -              1,123
   One-time expense related to a settlement of an OCS program.........                -                  -              6,535
   In-process research and development write-off......................                -                  -             26,300
   Amortization of current technology.................................                -                  -              1,200
   Investment write-off...............................................                -                  -              3,500
   Decrease (increase) in trade receivables...........................              (63)           (12,094)            13,562
   Decrease (increase) in other accounts receivable and prepaid
      expenses........................................................             (990)      (5,831)                   1,598
   Decrease (increase) in inventories.................................           (2,292)           (35,569)            32,380
   Increase (decrease) in trade payables..............................            1,911             14,160            (17,693)
   Increase (decrease) in other accounts payable and accrued
      expenses........................................................            1,573             11,011             (1,592)
   Accrued severance pay, net.........................................              370                604               (160)
                                                                           ------------       ------------       ------------
Net cash used in operating activities.................................           (1,870)           (18,379)           (38,071)
                                                                           ------------       ------------       ------------
Cash flows from investing activities
------------------------------------
Purchase of property and equipment....................................           (1,572)            (4,617)            (6,023)
Proceeds from sale of property and equipment                                         18                 14                145
Proceeds from sale of short-term bank deposits                                        -             28,251            147,881
Investment in short-term bank deposits                                           (4,059)           (58,742)          (112,017)
Investment in long-term bank deposits                                                 -            (20,000)           (24,793)
Investment in held-to maturity marketable securities                             (6,134)          (184,509)          (132,323)
Proceeds from maturity of held-to maturity
   marketable securities..............................................                -             84,707            157,719
Proceeds from sale of marketable securities...........................                -                  -              6,973
Investment in other long-term investment..............................                -             (3,500)                 -
Cash and cash equivalents resulted pursuant to the merger of
   Floware (a)........................................................                -                  -             23,566
                                                                           ------------       ------------       ------------
Net cash provided by (used in) investing activities...................          (11,747)          (158,396)            61,128
                                                                           ------------       ------------       ------------
Cash flows from financing activities
------------------------------------
Proceeds from issuance of shares and exercise
   of options and warrants, net.......................................           18,176            178,560              2,165
Short-term bank credit, net...........................................           (1,805)                 -                  -
                                                                           ------------       ------------       ------------
Net cash provided by financing activities.............................           16,371            178,560              2,165
                                                                           ------------       ------------       ------------
Increase in cash and cash equivalents.................................            2,754              1,785             25,222
Cash and cash equivalents at the beginning of the year................            2,041              4,795              6,580
                                                                           ------------       ------------       ------------
Cash and cash equivalents at the end of the year......................     $      4,795       $      6,580       $     31,802
                                                                           ============       ============       ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                         -----------------------
                                                                                1999               2000              2001
                                                                                ----               ----              ----
Supplemental disclosure of cash flows activities

Cash paid during the year for:
   Interest...........................................................     $         491      $         137     $         358
                                                                           =============      =============     =============


Non-cash and cash equivalents investing and financing transactions

   Purchase of property and equipment against trade payables..........     $           -      $         777     $         882
   Deferred charge relating to a bank warrant.........................               185                  -                 -
   Accrued issuance expenses..........................................                 -               (460)                -
                                                                           -------------      -------------     -------------

                                                                           $         185      $         317     $         882
                                                                           =============      =============     =============

(a) Cash and cash equivalents resulted pursuant to the merger of Floware (see also Note 1c):

     The net estimated fair value of the assets acquired
      and liabilities assumed at the merger date was as follows:
      Working capital, net (excluding cash and cash equivalents
         short-term bank deposits and marketable securities)..........     $           -      $           -     $      (9,865)
      Short-term bank deposits and marketable securities..............                 -                  -           (31,902)
      Property and equipment..........................................                 -                  -            (3,507)
      Accrued severance pay, net......................................                 -                  -               509
      In-process research and development.............................                 -                  -           (26,300)
      Current technology..............................................                 -                  -           (16,800)
      Goodwill........................................................                 -                  -           (37,240)
      Deferred stock compensation.....................................                 -                  -            (2,100)
                                                                           -------------      -------------     -------------
                                                                                       -                  -          (127,205)
Issuance of shares, net...............................................                 -                  -           150,653
Accrued expenses related to the merger................................                 -                  -               118
                                                                           -------------      -------------     -------------

                                                                           $           -      $           -     $      23,566
                                                                           =============      =============     =============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


1.         GENERAL

          (a) Alvarion Ltd. (formerly: BreezeCOM Ltd.) together with its subsidiaries, "the Company" is an Israeli corporation which operates in one reportable segment. The Company develops, manufactures and markets point-to-multipoint broadband wireless access solutions, used by telecommunication carriers, service providers and enterprises worldwide. The Company's products also offer wireless connectivity solutions for fixed and mobile communications in indoor and outdoor computer networks and access applications. The Company sells its products worldwide. As for geographic markets and major customers, see Note 16.

               On August 1, 2001, the Company changed its name from BreezeCOM Ltd. to Alvarion Ltd.

               Alvarion Ltd. has eight active wholly-owned subsidiaries: in the United States ("Alvarion Inc."), in the United Kingdom ("Alvarion U.K. Ltd."), in France ("Alvarion France SARL") in Romania ("Alvarion SRL") in Brazil ("Floware do Brazil Ltda.") and in Hong-Kong ("Alvarion Asia Pacific Limited"), and two new subsidiaries which were established during 2001: in Germany ("Alvarion GmbH") and in Japan ("Alvarion Japan KK").

          (b)  Merger of Floware:

               Effective August 1, 2001, with Floware Wireless Systems Ltd. ("Floware") was merged into the Company in a stock-for-stock transaction. Floware, developed, manufactured and sold fixed broadband wireless access systems used mainly by telecommunications carriers that connect primarily business customers in the "last mile" of connectivity. Since the merger was completed after June 30, 2001, it is subject to the accounting under Statement of Financial Accounting Standard No. 141 "Business Combination" and No. 142 "Goodwill and Other Intangible Assets", which require that resulting goodwill not be amortized, but reviewed annually for impairment. The merger has been accounted for using the purchase method of accounting, and the operating results of Floware have been included in the Company's consolidated financial statements from the date of merger. The total purchase price for this merger was approximately $155.4 million. The purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed based upon their respective fair values at the merge date of the merger. The purchase price consisted of 24,681,023 of the Company's ordinary shares (estimated fair value of $130.3 million), options to purchase 5,230,469 of the Company's ordinary shares (estimated fair value of $19.6 million), warrant to purchase 416,174 of the Company's ordinary shares (estimated fair

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


               value of $725 thousand) and merger-related expenses of approximately $4.7 million. The allocation of the purchase price was as follows (in thousands):

Net tangible assets..............................     $       72,937
Intangible assets:
   Goodwill......................................             37,240
   Current technology............................             16,800
Deferred stock-based compensation................              2,100
In-process research and development..............             26,300
                                                      --------------
   Total.........................................     $      155,377
                                                      ==============

                     The amounts allocated to current technology are amortized on a straight-line basis over seven years.

                     The amount allocated to deferred stock-based compensation relates to the intrinsic value of the unvested Floware stock options assumed. The Floware stock options are generally vested over a period of four years. This deferred stock-based compensation is amortized over the vesting period of the individual awards.

                     The amount allocated to in-process research and development ("IPRD") was determined based on an appraisal completed by an independent third party and was expensed upon consummation of merger because technological feasibility had not been established and no future alternative uses exist.

                     The unaudited pro forma information below assumes that Floware had been merged non-recurring at January 1, 2000 and 2001 and includes the effect of amortization of current technology assets and the deferred stock-based compensation from that date. The impact of non-recurring charges for purchased in-process research and development has been excluded. This data is presented for information purposes only and is not necessarily indicative of the results of future operations or the results that would have been achieved had the acquisition taken place on that date. The pro forma information is as follows (in thousands, except per share data):

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                                     YEAR ENDED
                                                                                    DECEMBER 31,
                                                                                    ------------
                                                                             2000                  2001
                                                                             ----                  ----
                    Net revenues..................................      $      139,937        $      137,099
                    Net loss......................................      $      (12,410)       $     (130,848)
                    Basic and diluted net loss per share..........      $       (2.50)        $       (2.43)


           (c) During fiscal year 2001, the Company wrote-off and wrote-down excess inventory in a total amount of $45.3 million and recorded an additional $8.6 million as a provision for inventory purchase commitments. The total amount of $53.9 million was recorded in the statement of operations. The excess inventory write-down and write-off are related to specific products which were deemed obsolete and due to a significant decrease in the Company's forecasted sales.

           (d) During fiscal year 2001, the Company implemented a strategic initiative to reduce costs. As for related restructuring charges, see Note 1l.

2.         SIGNIFICANT ACCOUNTING POLICIES

                      The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

           (a)        Use of estimates:

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

           (b)        Financial statements in U.S. dollars ("dollars"):

                      A majority of the Company's revenues are generated in dollars. In addition, a substantial portion of the Company's costs is incurred in dollars. The Company's management believes that since the dollar is the primary currency in the economic environment in which the Company operates, the dollar is its functional and reporting currency. Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into dollars in accordance with Statement of the Financial Accounting Standard No. 52 "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses from the

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      remeasurement of monetary balance sheet items are reflected in the statement of operations, as appropriate.

           (c)        Principles of consolidation:

                      The consolidated financial statements include the accounts of the Alvarion Ltd. and its wholly owned subsidiaries. Intercompany transactions and balances, including profits from intercompany sales not yet realized outside the Company, have been eliminated in consolidation.

           (d)        Cash equivalents:

                      Cash equivalents are short-term highly liquid investments that are readily convertible to cash, originally purchased with maturities of three months or less.

           (e)        Short-term and long-term bank deposits:

                      Bank deposits with maturities of more than three months and up to one year are included in short-term bank deposits. Bank deposits with maturities of one year or more are included in long-term bank deposits. Deposits are presented at their cost, including accrued interest. Most of the bank deposits are in U.S. dollars and as of December 31, 2001, bear a weighted average interest rate of 4.9%.

           (f)        Marketable securities:

                      The Company accounts for its investments in marketable securities using Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115").

                      Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Marketable debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost.

                      The amortized cost of held-to maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest and declines in value that are other-than-temporary, are included in the statements of operations as financial income or expenses, as appropriate.

           (g)        Inventories:

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      Inventories are stated at the lower of cost or market value. Cost is determined as follows:

                      Raw materials and components - by the "average cost" method; Work in process and finished products: Raw materials and components - by the "average cost" method. Labor and overhead - on a periodic average basis, which approximates actual costs.

                      The Company periodically evaluates the quantities on hand relative to current and historical selling prices, historical and projected sales volume and technological obsolescence. Based on these evaluations, inventories write-offs and write-down provision are provided to cover risks arising from slow moving items (see note 1d).

           (h)        Other long-term investment:

                      The investment in a privately-held U.S. company is stated at the lower of cost or estimated fair value since the Company owns less than 10% of the outstanding shares of the investee and consequently it does not have the ability to exercise significant influence over the operating and financial policies of the investee.

                      The Company periodically assesses the recoverability of the carrying amount of the investment and provides for any possible impairment loss based upon the difference between the carrying amount and fair value of such assets in accordance with Statement of Financial Accounting Standard ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

                      Due to the continuing losses and negative cash flows of the investment in the privately-held U.S. company, the Company wrote-off the entire investment in the amount of $3,500 in 2001. The impairment loss was recorded in the other expenses.

           (i)        Property and equipment, net:

                      Property and equipment, net are stated at cost net of accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The annual depreciation rates are as follows:

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                                                                 %
                                                    ---------------------------
    Office furniture and equipment................            7 - 20
    Computers and manufacturing equipment.........            20 - 33
    Motor vehicles................................              15
    Leasehold improvements........................  Over the term of the leases


                      The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment losses based upon the difference between the carrying amount and fair value of such assets in accordance with SFAS No. 121. As of December 31, 2001 the Company wrote-off an amount of $1,123 (See Note 6)

           (j)        Income taxes:

                      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

           (k)        Basic and diluted net earnings (loss) per share:

                      Basic net earnings (loss) per share is computed based on the weighted average number of ordinary shares outstanding during each year. Diluted net earnings (loss) per share is computed based on the weighted average number of ordinary share equivalents outstanding during each year, plus dilutive potential ordinary share equivalents considered outstanding during the year, in accordance with Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS No. 128").

                      The total weighted average number of shares (in thousands) related to the outstanding options, warrants and convertible preferred shares excluded from the calculations of diluted net earnings (loss) per share because these securities are anti-dilutive was 14,860, 377 and 12,743 for the years ended December 31, 1999, 2000 and 2001, respectively.

           (l)        Accounting for stock-based compensation:

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      The Company has elected to follow Accounting Principles Board Statement No. 25, "Accounting for Stock Options Issued to Employees" ("APB No. 25") and Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock options plans. Under APB No. 25, when the exercise price of an employee stock option is equivalent to or above the market price of the underlying stock on the date of grant, no compensation expense is recognized. Pro-forma information with respect to the fair value of options is provided in accordance with the provisions of Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), are provided in Note 14(g).

                      The Company applies SFAS No. 123 and EITF No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", with respect to options and warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the options and warrants at the date of grant.

           (m)        Revenue recognition:

                      Revenues from products are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured.

                      The Company generally does not grant a right of return except for defective products for which a warranty allowance is recorded at the time of shipment. The Company provides a warranty reserve at the point of revenue recognition based upon historical experience. In certain circumstances, the Company has granted limited rights of return. In these instances, the Company has deferred revenue until the right of return expires.

                      The Company has contractual relationship with its distributors. Most of its distributors either do not have rights of return, or may return up to 10% of the prior quarter's purchases, provided that they simultaneously order an equivalent amount of other products. One of the Company's distributors may return up to 20% of the prior quarter's purchases without a matching order and another distributor may return all unsold products within 180 days with a 30-day notice of discontinuance. Based on the

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      Company's experience, distributors typically carry four to eight weeks of inventory.

                      For the distributors that have rights of return, the Company analyzes and monitors inventory levels and distributors' sales, based on inventory lists and point of sale reports received each month from these distributors. The Company estimates that its distributors maintain an inventory of at least one month's supply of products to allow them to serve the demands of their customers. Therefore, the Company defers revenue recognition for inventory held by a distributor that exceeds its estimate of that distributor's monthly amount of sales. The Company calculates one month of sales based on the distributor's sales in the last quarter.

           (n)        Warranty costs:

                      The Company provides a warranty at no extra charge for twelve to twenty-four months.

                      A provision is recorded for probable costs in connection with warranties, based on the Company's experience.

           (o)        Research and development:

                      Research and development costs, net of grants received, are charged to the statement of operations as incurred.

           (p)        Royalty-bearing grants:

                      Royalty-bearing grants from the Government of Israel for funding certain approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the related costs incurred, and are deducted from research and development costs. As for a one-time expense related to settlement of an OCS program, see Note 10.

           (q)        Severance pay:

                      The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date for all employees in Israel. The Company's liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

                      The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      Israeli severance pay law or labor agreements. The value of these policies is recorded as an asset in the Company's balance sheet. Severance pay expenses for the years ended December 31, 1999, 2000 and 2001, were $805, $1,254 and
                      $4,787, respectively.

           (r)        Advertising expenses:

                      Advertising expenses are carried to the statement of operations as incurred. Advertising expenses for the years ended December 31, 1999, 2000 and 2001, were $713, $296 and $1,138, respectively.

           (s)        Concentration of credit risk:

                      Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, long-term bank deposits, marketable securities and trade receivables.

                      The Company's cash and cash equivalents, short-term bank deposits and long-term bank deposits are invested in deposits in U.S. dollars with major U.S., European and Israeli banks. Such deposits in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound. Accordingly, minimal credit risk exists with respect to these investments.

                      The Company's marketable securities include investments in debentures of U.S. corporations. Management believes that those corporations are financially sound, the portfolio is well diversified and, accordingly, minimal credit risk exists with respect to these marketable securities.

                      The Company's trade receivables are derived from sales to customers located primarily in North and Latin America, Europe and the Far East. The Company has insured itself against credit associated with most of its trade receivables. In management's opinion, the allowance for doubtful accounts adequately covers anticipated losses in respect of its accounts receivable credit risks. An allowance for doubtful accounts is determined with respect to accounts that are doubtful of collection.

                      Allowance for doubtful account expenses for the years ended December 31, 1999, 2000 and 2001, were $231, $256 and $200, respectively.

                      The Company has no significant off-balance sheet concentration of credit-risk such as foreign exchange

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      contracts, option contracts or other foreign hedging arrangements (as for derivative financial instruments, see
                      Note 12).

           (t)        Fair value of financial instruments:

                      The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. At December 31, 2000 and 2001, the carrying amounts of cash and cash equivalents, short-term bank deposits, trade receivables and trade payables approximate their fair values, due to the short-term maturities of these instruments.

                      The fair value of marketable securities is based on quoted market prices (see Note 3).

                      The fair value of long-term bank deposits and long-term liabilities was estimated by discounting the future cash flows, using rate currently available for deposits of similar terms and maturity. The carrying amount of the Company's long-term bank deposits and long-term liabilities approximates their fair value.

           (u)        Derivative instruments:

                      Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value.

                      For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

           (v)        Impact of recently issued accounting standards:

                      In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001.

                      During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. The Company has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

                      The FASB recently issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that must be met to classify an asset as "held-for-sale." Classification as "held-for-sale" is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The provisions of SFAS No. 144 are not expected to have a material effect on the Company's financial position or operating results.

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


3.         MARKETABLE SECURITIES

                     The following is a summary of held to maturity securities:

                                                                          GROSS             GROSS           ESTIMATED
                                                       AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                         COST             GAINS            LOSSES             VALUE
                                                         ----             -----            ------             -----
December 31, 2000:
U.S. corporate debentures:
  Maturing within one year......................       $   83,185       $        59       $      (159)     $    83,085
  Maturing within one year to two years.........            24,465              330                 -           24,795
                                                       -----------      -----------       -----------      -----------
                                                       $   107,650      $       389       $      (159)     $   107,880
                                                       ===========      ===========       ===========      ===========
December 31, 2001:
U.S. corporate debentures:
  Maturing within one year......................       $   56,019       $       709       $      (26)      $    56,702
  Maturing within one year to two years.........           29,843               551             (135)           30,259
                                                       ----------       -----------       ----------       -----------
                                                       $   85,862       $     1,260       $     (161)      $    86,961
                                                       ==========       ===========       ==========       ===========


4.         OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

                                                                                                   DECEMBER 31,
                                                                                                   ------------
                                                                                            2000                2001
                                                                                            ----                ----
                    Government authorities......................................       $       4,045       $       1,556
                    Prepaid expenses............................................                 679               2,194
                    Others......................................................               3,687               5,523
                                                                                       -------------       -------------
                                                                                       $       8,411       $       9,273
                                                                                       =============       =============


5.         INVENTORIES

                                                                                                   DECEMBER 31,
                                                                                                   ------------
                                                                                            2000                2001
                                                                                            ----                ----

                    Raw materials and components................................       $      26,954       $       9,658
                    Work in process.............................................               4,264              12,632
                    Finished products...........................................              13,036              10,290
                                                                                       -------------       -------------
                                                                                       $      44,254       $      32,580
                                                                                       =============       =============



                                       53
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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


6.         PROPERTY AND EQUIPMENT, NET

                                                                                                   DECEMBER 31,
                                                                                                   ------------
                                                                                            2000                2001
                                                                                            ----                ----
                    Cost:
                       Office furniture and equipment...........................       $         722       $       1,608
                       Computers and manufacturing equipment....................               8,773              13,503
                       Motor vehicles...........................................                  48                  77
                       Leasehold improvements...................................                 778               1,920
                                                                                       -------------       -------------
                                                                                              10,321              17,108
                                                                                       -------------       -------------
                    Accumulated depreciation:
                       Office furniture and equipment...........................                 279                 312
                       Computers and manufacturing equipment....................               3,720               5,251
                       Motor vehicles...........................................                  18                  34
                       Leasehold improvements...................................                 182                 358
                                                                                       -------------       -------------
                                                                                               4,199               5,955
                                                                                       -------------       -------------
                    Depreciated cost............................................       $       6,122       $      11,153
                                                                                       =============    ================

                     In 2000 and 2001, the Company estimated the future cash flows expected to result from the use of its property and equipment. As a result of the restructuring (see Note 11) and due to the fact that the future cash flows were less than the carrying amount of these assets, the Company recognized an impairment loss, in the amount of $0 and $1,123 as of December 31, 2000 and 2001, respectively, in accordance with SFAS No. 121.

7.         OTHER ASSETS, NET

                                                                                                         DECEMBER 31,
                                                                                                             2001
                                                                                                             ----
                    Intangible assets related to the merger with Floware
                    Original amounts:
                       Goodwill.................................................................        $      37,240
                       Current technology.......................................................               16,800
                                                                                                        -------------
                                                                                                               54,040
                    Accumulated amortization of current technology..............................                1,200
                                                                                                        -------------
                    Amortized cost..............................................................        $      52,840
                                                                                                        =============

                      Amortization expenses amounted to $1,200 for the year ended December 31, 2001.

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


8.         SHORT-TERM BANK CREDIT

                     The Company received lines of credit up to $11,700 to be borrowed in New Israeli Shekel ("NIS") or dollars that are valid until February 28, 2002 and March 31, 2002. Of the total amount, $4,000 will be available either for short-term or long-term borrowings of up to four years from the date of their borrowing. Amounts drawn in NIS may only be short-term and bear interest at an annual rate Prime plus 0.35%. Amounts drawn in dollars bear interest at an annual rate of LIBOR plus a percentage ranging from 0.6% to 2.0%, depending on the term for which the amounts are drawn. There are no financial covenants associated with these credit lines. The unused lines of credit, as of December 31, 2000 and 2001 are $10,500 and $9,400,
                     respectively.

                     The credit line that was due to expire on February 28, 2000 has been extended for an additional six months and additional half million.

9.         OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                                                    DECEMBER 31,
                                                                                                    ------------
                                                                                               2000              2001
                                                                                               ----              ----
                  Employees and payroll accruals....................................      $       4,275     $       6,508
                  Royalties payable.................................................              2,044             2,954
                  Allowance for restructuring costs.................................                  -             1,972
                  Provision for merger related expenses.............................                  -             2,726
                  Provision for inventory purchase commitment.......................                  -             6,980
                  Accrued expenses..................................................              8,089             6,857
                  Others............................................................              1,484             3,921
                                                                                          -------------     -------------
                                                                                          $      15,892     $      31,918
                                                                                          =============     =============


10.        OTHER LONG-TERM LIABILITIES

                     Prior to entering into the agreement referred to below, the Company was committed to pay royalties to the Government of Israel at the rate of 3%-5% on sales proceeds from products government participated by providing grants to the Company in the research and development. The commitment was determined up to the amount of the grants received.

                     Royalties paid or accrued for the years ended December 31, 1999, 2000 and 2001 to OCS amounted to $1,048, $2,872 and
                     $2,425 respectively.

                     In December 2001, the Company entered into an agreement with the OCS for the early payment of all royalties arising from future sales with respect to previous grants to the Company. As a result of this agreement the Company recorded a one-time operating charge of $6,535 with respect to the payments which the Company is obligated to the OCS. This amount is payable over a period of up to five years

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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                     together with an interest at a rate to be agreed between the Company and the OCS. This agreement will enable the Company to participate in a new OCS program under which it will be eligible to receive future research and development grants for generic research and development projects without any royalty repayment obligations.

11.        RESTRUCTURING COSTS

                     During 2001, the Company announced that it was implementing cost reduction plan including layoff of approximately 200 employees. In connection with the plan, and in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", and EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs in a Restructuring)", the Company recorded a charge of $5,437. The cash and non-cash elements of the restructuring charge are $4,314 and $1,123, respectively. As of December 31, 2001, the Cash elements consist of $2,855 which relates to employee termination benefits, $1,309 which relates to lease abandonment costs and $150 of other costs. A total amount of $1,972 is included in accrued expenses and other liabilities. The non-cash charge represents property and equipment write-off.

12.        DERIVATIVE FINANCIAL INSTRUMENT

                     To protect against the risk of overall changes in cash flows resulting from forecasted foreign currency cash flows resulting from salary payments during the year, the Company has instituted a foreign currency cash flow hedging program. The Company hedges portions of its forecasted expenses denominated in NIS with put and call options (zero
                     - cost collar). These option contracts are designated as cash flow hedges, as defined by SFAS No. 133. As of December 31, 2001, the zero-cost collar expired.

                     In addition, the Company entered into forward foreign exchange contracts to hedge certain trade payable payments denominated in foreign currency. The purpose of the Company's foreign currency hedging activities is to protect the Company from changes in the foreign exchange rate.

                     During the fourth quarter of 2001, the Company purchased forward contracts to hedge a portion of its NIS trade payables for a period of one to three months. These forward contracts are designated as fair value hedges, as defined by SFAS No. 133, and are all effective.

13.        COMMITMENTS AND CONTINGENT LIABILITIES

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                     Premises occupied by the Company rented under various rental agreements. The rental agreements for the premises in Israel and the U.S. will expire in May 2006 and November 2004, respectively.

                     The Company has leased various motor vehicles under operating lease agreements. These leases expire in fiscal year 2004.

                     Future minimum rental payments under non-cancelable leases are as follows:

                     For the year ending December 31,:

                                                                  LEASE OF MOTOR
                                       RENTAL OF PREMISES            VEHICLES
                                       ------------------            --------

                   2002..........               3,258                    2,300
                   2003..........               1,965                    1,887
                   2004..........               1,943                      699
                   2005..........               1,793                        -
                   2006..........                 553                        -
                                           ----------               ----------
                                                9,512                    4,886
                                           ==========               ==========


                     The rental expenses for the years ended December 31, 1999, 2000 and 2001, were $702, $1,161 and $2,925, respectively.
                     Motor vehicle leasing expenses for the years ended December 31, 1999, 2000 and 2001, were $462, $813 and $1,453, respectively.

           (a) A third party has made a demand to enforce an alleged agreement with the Company for the lease of approximately 14,000 sqm, over a period of seven years. The demand is at a very early stage and, accordingly, it would be premature to assess the likelihood of litigation, nonetheless its outcome. The Company intends to vigorously defend against the claim in the event that litigation takes place. Although litigation is inherently risky and its results can not be predicted with a reasonable degree of certainty, the Company's legal advisor believes that the Company has good defenses against the third party claim which may prevail in court and that, at any case, such claim will probably not have a material effect on the Company's financial statements. The Company has not recorded any provision in the financial statements with respect to the foregoing.

           (b) The Company obtained bank guarantees in the total amount of approximately $2,020, mainly in favor of vendors, premises' landlord and government authorities.

14.                  SHARE CAPITAL

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


           (a)        General:

                      In January 2000, the Company's shareholders approved a stock split to be effected as a share dividend of one ordinary share per each issued and outstanding ordinary share. The dividend was paid to all holders of ordinary shares out of the Company's additional paid-in capital.

                      All shares and options per share amounts have been retroactively adjusted for all periods presented.

           (b)        Public offerings:

                      On March 23, 2000, the Company issued 5,750,000 ordinary shares in Company's initial public offering at a purchase price of $20 per share. The aggregate net proceeds to the Company totaled approximately $103,809, after deducting related offering expenses of $11,191.

                      On July 28, 2000, the Company issued 2,150,000 ordinary shares in the Company's second public offering at a purchase price of $35 per share, for the aggregate net proceeds to the Company totaled approximately $71,529, after deducting related offering expenses of $3,721.

           (c) On June 27, 2001, the Company listed its shares for trading at the Tel-Aviv Stock Exchange. Trading began during July 2001.

           (d)        Shareholders' rights:

                      The Ordinary shares confer upon the holders the right to receive a notice to participate and vote in the general meetings of the Company and the right to receive dividends, if and when declared.

           (e)        Warrants:

                      (i)        Warrants issued to a customer:

                                 In March 2000, the Company issued a warrant to purchase 143,600 Ordinary shares to one of its customers at an exercise price of $20.00 per share. This warrant is exercisable for a period of two and a half years commencing September 23, 2000. The Company recorded the fair value of this warrant, in the aggregate to $444, as a discount deducted from revenues. This entire amount has been amortized during 2000.

                                 The fair value of the warrant amounted to total of $444. The fair value was calculated at the date of the grant using a Black-Scholes option

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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                 pricing model with the following
                                 weighted-average assumptions: a risk-free interest rate of 6.7%, a dividend yield of 0%, volatility factors of the expected market price of the Company's ordinary shares of 0.15, and weighted-average expected life of the warrant of two years.

                      (ii) In connection with the Floware merger, the warrants to purchase 416,174 of the Company ordinary shares exercisable through March 2005, at weighted average price of $5.42 per share, were issued in exchange for outstanding Floware warrants.

                      (iii) The Company is committed to issue 40,000 Ordinary shares to its former directors.

           (f)        Share options:

                      Since 1994, the Company has granted options to purchase ordinary shares to key employees, directors and shareholders as an incentive to attract and retain qualified personnel under several plans. Under the terms of these plans options generally vested ratably over a period of up to 4 years, commencing with the date of grant. The options generally expire no later than 10 years from the date of the grant, and are non-transferable, except under the laws of succession. Each option may be exercised to purchase one ordinary share. Options that are cancelled or forfeited before expiration become available for future grants.

                      The Company has five stock option plans: the 1994, 1996, 1996*, 1997 and 1999 Stock Option and Incentive Plans ("the Plans"). As of December 31, 2001, a total of 20,441,639 ordinary shares were reserved for issuance under these Plans. As of December 31, 2000, an aggregate sum of 658,852 ordinary shares of the Company was still available for future grant.

                      Any options which are forfeited or not exercised before the expiration become available for futures grants.

                      * Originally Floware Stock Option Incentive Plan (See note 1c)

                      A summary of the Company's share option activity, and related information is as follows:

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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                  1999                          2000                          2001
                                        -------------------------     ------------------------      ------------------------
                                                        WEIGHTED                     WEIGHTED                      WEIGHTED
                                                        AVERAGE                       AVERAGE                       AVERAGE
                                        NUMBER OF       EXERCISE      NUMBER OF      EXERCISE       NUMBER OF      EXERCISE
                                         OPTIONS         PRICE         OPTIONS         PRICE         OPTIONS         PRICE
                                         -------         -----         -------         -----         -------         -----
           Outstanding at the
             beginning of the year..      4,930,420      $  0.98        7,816,520     $  2.19         9,367,507     $  6.92

             Granted................      4,301,100      $  3.52        3,538,750     $ 15.52     *  11,017,692     $  5.43
             Exercised..............       (521,532)     $  0.46       (1,347,428)    $  1.11        (1,886,746)    $  1.13
             Forfeited or cancelled.       (893,468)     $  2.89         (640,335)    $  8.89        (2,481,372)    $ 11.39
                                       ------------                  ------------     -------      ------------     -------
           Outstanding at the
             end of the year........      7,816,520      $  2.19        9,367,507     $  6.92        16,017,081     $  5.88
                                       ============      =======     ============     =======      ============     =======

           Options exercisable......      3,308,434      $  1.07        3,939,414     $  3.45         5,957,460     $  4.88
                                       ============      =======     ============     =======      ============     =======


           * Including 5,230,469 options granted to former Floware employees at the merger date.

                     In connection with the grant of certain share options to employees in 1999, 2000 and 2001, the Company recorded amortization of deferred stock compensation of $184, $18 and $864, respectively, for the aggregate differences between the respective exercise price of options at their dates of grant and the fair value of the Ordinary shares subject to such options. Such amount is presented as a reduction of shareholders' equity and is amortized ratably over the vesting period of the related options.

                     The options outstanding as of December 31, 2001, have been classified into range of exercise prices, as follows:

                                                                  WEIGHTED
                                                OPTIONS            AVERAGE         WEIGHTED          OPTIONS          WEIGHTED
                                              OUTSTANDING         REMAINING        AVERAGE         EXERCISABLE        AVERAGE
                       EXERCISE PRICE            AS OF           CONTRACTUAL       EXERCISE           AS OF           EXERCISE
                           (RANGE)         DECEMBER 31, 2001    LIFE (YEARS)        PRICE       DECEMBER 31, 2001      PRICE
                           -------         -----------------    ------------        -----       -----------------      -----
                    $ 0.0025-$ 0.003              643,630             5.15         $0.003             544,380          $0.003
                    $  0.294-$ 0.346               77,207             6.21         $0.3                69,768          $0.297
                    $ 0.56-$ 0.74                 357,516             5.22         $0.64              357,516          $0.64
                    $ 0.98                        641,301             4.87         $0.98              641,301          $0.98
                    $ 1.06-$ 1.27                 914,316             7.07         $1.19              318,931          $1.165
                    $ 2.50                      2,401,663             7.25         $2.5                     -          $2.5
                    $ 2.99                         40,004             5.01         $2.990              39,070          $2.990
                    $ 3.52                      2,852,047             4.92         $3.520           1,948,163          $3.520
                    $ 4.57-$ 4.6                1,659,856             9.03         $4.60              302,594          $4.602
                    $ 5.1                       2,371,435             7.11         $5.1               729,477          $5.1
                    $ 5.69-$ 5.78                 626,404             7.59         $5.71              145,904          $5.690
                    $ 8.93-$ 10.15                 54,764             8.57         $9.33                9,204          $8.930
                    $ 11.25                     1,169,425             7.28         $11.25              61,457          $11.25
                    $ 12.63-$ 13.04                69,377             9.07         $12.85               3,174          $13.038
                    $ 13.29-$ 13.50             1,075,897             8.60         $13.32             396,673          $13.325
                    $ 14.40-$ 14.99               114,687             8.90         $14.95               4,219          $14.700



                                       60
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                    $ 16.94                       115,250             7.92         $16.94              36,092          $16.94
                    $ 20.0-$ 20.21                468,585             5.47         $20.02             228,860          $20.014
                    $ 25.0                        154,593             5.32         $25.0               59,159          $25.0
                    $ 30.15-$ 36.50               209,124             8.00         $34.36              61,518          $34.790
                                             ------------                          -------         ----------          -------
                                               16,017,081                          $5.88            5,957,460          $4.88
                                             ============                          =======         ==========          =======

                      The conversion basis will be adjusted from time to time upon the occurrence of share split or combination, dividend or share dividend payment or certain of other events.

           (g) Under SFAS No. 123, pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                      1999                 2000                2001
                                                                      ----                 ----                ----
                    Dividend yield..........................           0%                   0%                  0%
                    Expected volatility.....................           50%                 49%                  84%
                    Risk-free interest......................         5.5-6%                6-7%               2.5-5%
                    Expected life of up to..................         3 years             4 years              4 years


                      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                      Weighted average fair value of options whose exercise price is greater equal or lower than the market price of the shares at date of grant are as follows:


                                       61
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                              WEIGHTED AVERAGE FAIR
                                                             VALUE OF OPTIONS GRANTS
                                                              AT AN EXERCISE PRICE
                                                              --------------------
                                                      1999            2000            2001
                                                      ----            ----            ----
 Less than fair value at date of grant........       $  3.52         $     -        $  3.31
                                                     =======         =======        =======
 Equals to fair value at date of grant........       $  1.39         $  7.10        $  1.63
                                                     =======         =======        =======
 Exceeds the fair value at date of grant......       $     -         $     -        $  2.13
                                                     =======         =======        =======




















                                       62
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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


    Pro forma information under SFAS 123:

                                                                   YEAR ENDED DECEMBER 31,
                                                                   -----------------------
                                                          1999               2000              2001
                                                          ----               ----              ----
   Net income (loss) as reported..................   $      (3,634)     $      10,034     $    (110,011)
                                                     =============                        =============
   Pro forma net income (loss)....................   $      (4,404)     $       5,202     $    (121,329)
                                                     =============      =============     =============
   Pro forma  basic net earnings
      (loss) per share............................   $       (0.39)     $        0.21     $       (3.09)
                                                     =============      =============     =============
   Pro forma diluted net earnings
      (loss) per share............................   $       (0.39)     $        0.17     $       (3.09)
                                                     =============      =============     =============

           (h)        Dividends:

                      In the event that cash dividends are declared in the future, such dividends will be paid in NIS.

                      The Company's Board of Directors has determined that tax-exempt income if any, will not be distributed as dividends.

15.        TAXES ON INCOME

           (a) Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

                      Alvarion Ltd. has been granted the status of an "Approved Enterprise" under the Law for the Encouragement of Capital Investments, 1959 ("the Investment Law"). According to the provision of the Law, Alvarion Ltd. has elected to enjoy the "alternative benefits" - provisions of the investment law, pursuant to which Alvarion has waived its right to grants and instead receives a tax holiday on undistributed income derived from the "Approved Enterprise" program. In 1995, Alvarion Ltd. was first granted the status of "Approved Enterprise" regarding the production facility in Tel-Aviv. By reason of the tax holiday, the income derived from this "Approved Enterprise" will be tax exempt for a period of four years, and will be taxed at a reduced rate of 10% to 25% for six additional years (depending on percentage of foreign investment). The ten-year period of benefits will commence with the first year in which Alvarion Ltd. earns taxable income. In 1997, Alvarion Ltd.'s new production facilities in Nazareth were granted the status of an "Approved Enterprise". Accordingly, Alvarion Ltd.'s income from that "Approved Enterprise" will be tax-exempt for a period of ten years. The ten-year period of benefits will commence with the first year in which Alvarion Ltd. earns taxable income.


                                       63
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ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                     During February 2000, Alvarion Ltd. submitted expansion request for "Approved Enterprise" regarding its production facilities in Nazareth and Carmiel. The income derived from this "Approved Enterprise" will be tax-exempt for a period of ten years. The ten-year period of benefits will commence with the first year in which Alvarion Ltd. earns taxable income. The Company's expansion request has been approved.

                     The period of tax benefits, detailed above, is subject to limits of the earlier of 12 years from the commencement of production, or 14 years from receiving the approval. The period of benefits for the first plan has not yet commenced, and will expire in the year 2007. The period of benefits for the second plan has not yet commenced, and will expire in 2009.

                     In connection with its merger with Floware, the Company adopted the following Floware Ltd. "Approved Enterprise" agreement:

                     During 1997, Floware Ltd. submitted a request for an "Approved Enterprise" regarding the production facility held in Or-Yehuda. After the merger, the enterprise was relocated into its Company's facilities in Tel-Aviv. The income derived from this "Approved Enterprise" will be tax-exempt for a period of two years and will enjoy a reduced tax rate thereafter of 10% - 25% for an additional period of five to eight years (depending on the percentage of foreign investment in the Company). The period of benefits will commence with the first year in which Alvarion Ltd. earns taxable income. The request has been approved.

                     In order to maintain its eligibility for this program and benefits following the merger, the Company must continue to meet specified conditions to receive approval. In addition, the Company has yet to finalize the status of the tax benefits with the tax authorities for the merged company.

                     The Company's entitlement to the above benefits is conditional upon its fulfilling the conditions stipulated by the Investment Law. Regulations published thereunder and the instruments of approval for the specific investments in "Approved Enterprises". In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, including interest.

                     Should Alvarion Ltd. derive income from sources other than an "Approved Enterprise" during the period of benefits and after it will expire, such income is taxable at the regular corporate tax rates is 36%.

                     If, retained tax-exempt income is distributed other than in a complete liquidation of the Company, it would be taxed at the corporate tax rate applicable to such profits as if the


                                       64
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                      Company had not elected the alternative tax benefits (currently 25%).

           (b) Tax benefits under the Law for the Encouragement of Industry (Taxation), 1969:

                      Alvarion Ltd. is an "Industrial Company" under the above law and, as such, is entitled to certain tax benefits, mainly accelerated depreciation of machinery and equipment. It may also be entitled to deduct over a 3-year period of expenses incurred in connection with a public share offering and to amortize know-how acquired from third parties.

           (c) Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

                      Results for tax purposes are measured in real terms of earnings in NIS after certain adjustments for increases in the Consumer Price Index. As explained in Note 2b, the financial statements of Alvarion Ltd. are presented in U.S. dollars. The difference between the annual change in the Israeli Consumer Price Index and in the NIS/dollar exchange rate causes a difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, Alvarion Ltd. is not provided deferred income taxes on the difference between the reporting currency and the tax bases of assets and liabilities.

           (d)        Income (loss) before taxes on income:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                       1999                 2000                2001
                                                                       ----                 ----                ----
                    Domestic................................      $      (2,895)       $      10,255       $     (98,276)
                    Foreign.................................               (739)                (221)            (11,735)
                                                                  -------------        -------------       -------------
                                                                  $      (3,634)       $      10,034       $    (110,011)
                                                                  =============        =============       =============


           (e)        Carryforward losses:

                      As of December 31, 2001, Alvarion Ltd. had available tax losses carryforward amounting to approximately $57 million (from July 1, 2001), which may be carried forward, in order to offset taxable income in the future, for an indefinite period.

                      In addition, the incurred net tax operating losses carryforward in a total amount of $69 million of the merging companies at the effective time of the merger may be carried forward to subsequent years and may be set off


                                       65
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                      against the merged company's taxable income beginning with the tax year immediately following the merger. This set off is limited to the lesser of:

                      (i) 20% of the aggregate net tax operating losses carryforward of the merging companies prior to the effective time of the merger; and

                      (ii) 50% of the combined company's taxable income in the relevant tax year before the set off of losses from preceding years.

                     These restrictions with several modifications, also apply to the set off of capital losses of the merging companies against capital gains of the combined company.

                     As of December 31, 2001, the State and the Federal tax losses carryforward of the U.S. subsidiary amounted to approximately U.S. $13 million and $10 million, respectively. Such losses are available to offset against any future U.S. taxable income of the subsidiary and will expire in the years 2006 and 2021, respectively.

          (f)        Deferred taxes:

                     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                                    DECEMBER 31,
                                                                                                    ------------
                                                                                               2000              2001
                                                                                               ----              ----
                     Tax assets in respect of:
                        Allowance for doubtful accounts............................         $        232      $        222
                        Severance pay and provision for vacation...................                  485               690
                        Other deductions for tax purposes..........................                1,050             1,782
                        Net loss carryforward......................................                1,576            21,000
                                                                                            ------------      ------------
                     Total deferred tax assets before valuation
                        allowance..................................................                3,343            23,694
                     Valuation allowance...........................................               (3,343)          (23,694)
                                                                                            ------------      ------------
                     Net deferred tax assets.......................................         $          -      $          -
                                                                                            ============      ============


                     The Company has provided valuation allowances in respect of deferred tax assets resulting from tax loss carryforward and other temporary differences, since the Company has an history of losses over the past three years. Management currently believes that it is more likely than not that the


                                       66
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                     deferred tax regarding the loss carryforward and other temporary differences will not be realized.

16.        SEGMENTS, CUSTOMERS AND GEOGRAPHIC INFORMATION

          (a)        Summary information about geographic areas:

                     The Company manages its business on a basis of one reportable segment (See Note 1a for a brief description of the Company's business) and follows the requirements of Statement of Financial Accounting Standard No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131").

                     The Company attributes revenues from customers, on the basis of the location of the end customers.

          (b) The following presents total revenues for the years ended December 31, 1999, 2000 and 2001, and long-lived assets as of December 31, 1999, 2000 and 2001:

                                                            1999                        2000                         2001
                                                  -------------------------   ------------------------     ------------------------
                                                    TOTAL       LONG-LIVED      TOTAL       LONG-LIVED       TOTAL       LONG-LIVED
                                                   REVENUES       ASSETS      REVENUES        ASSETS       REVENUES        ASSETS
                                                   --------       ------      --------        ------       --------        ------
          Israel..............................    $     292      $   2,101    $     789     $   5,004      $     656     $  62,293
          Export:
          United States                              19,672            406       50,317           691         32,010         1,212
          Europe without Sweden,
             England, Czech Republic
             France and Germany...............        4,136              -        6,548           270         18,265           352
             Sweden...........................        5,310              -        7,354             -          5,046             -
             England..........................        2,532             39        2,610            61          3,631            50
             Czech Republic...................        1,892              -        3,383             -          2,062             -
             China............................        1,843              -        5,039             -          3,456             -
             France...........................        1,734                       3,962            96          1,858            40
             Germany..........................          934              -        1,210             -          3,319             1
             South Africa.....................          803              -          768             -          1,183             -
             Japan............................          725              -        1,728             -          8,110             -
             Africa without South Africa......        1,040              -        2,125             -          2,421             -
             Asia without China and Japan.....          717              -        2,658             -          4,236            24
             America without United States....        2,668              -        8,387             -         11,095            21
             Argentina........................            -              -        3,862             -          1,282             -
             Australia........................          454              -          720             -            338             -
                                                  ---------      ---------    ---------     ---------      ---------     ---------
                                                  $  44,752      $   2,598    $101,460      $   6,122      $  98,968     $  63,993
                                                  =========      =========    ========      =========      =========     =========

           (c)        Major customers' data as percentage of total sales:


                                       67
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(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS



                                     YEAR ENDED DECEMBER 31,
                                     -----------------------
                              1999             2000            2001
                              ----             ----            ----

        Customer A......        0   %           13.4%            0     %
                             ========         =======         ==========
        Customer B......       11.6%             4.4%            2.48  %
                             =======          =======         ==========
        Customer C......       10.7%             5.2%            2.74  %
                             =======          =======         ==========


17.        RELATED PARTY

                     Revenues resulting from transactions with a related party for the years ended December 31, 2001, 2000 and 1999 were $3,134, $0 and $0, respectively.

18.        SELECTED STATEMENTS OF OPERATIONS DATA

          (a)        Research and development, net:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                                1999              2000               2001
                                                                                ----              ----               ----
                     Research and development costs..................       $      8,958      $     16,818       $     27,078
                     Less - royalty bearing grants...................              2,078             4,345              5,982
                                                                            ------------      ------------       ------------
                                                                            $      6,880      $     12,473       $     21,096
                                                                            ============      ============       ============

          (b)        Amortization of deferred stock compensation:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                               1999              2000               2001
                                                                               ----              ----               ----

                     Cost of revenues................................       $          -      $          -       $         51
                     Research and development........................                  -                 -                341
                     Sales and marketing.............................                  -                 -                167
                     General and administrative......................                  -                 -                167
                                                                            ------------      ------------       ------------
                                                                            $          -      $          -       $        726
                                                                            ============      ============       ============

                     In addition, the merger and restructuring expenses include
                     $138 amortization of deferred stock compensation expenses for 2001.

          (c)        Financial income (expenses), net:


                                       68

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS



                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                               1999               2000              2001
                                                                               ----               ----              ----
                    Financial income:
                       Interest and others.............................     $         85       $     6,996       $      9,156
                       Foreign currency translation
                         differences...................................                -               253                332
                                                                            ------------       -----------       ------------
                                                                                      85             7,249              9,488
                                                                            ------------       -----------       ------------
                    Financial expenses:
                       Interest on short-term credit...................             (553)   (218)                        (541)
                       Loss on sale and impairment of marketable
                         securities....................................                -                 -               (407)
                       Foreign currency translation
                         differences...................................              (59)                -                  -
                                                                            ------------       -----------       ------------
                                                                                    (612)              (218)             (948)
                                                                            ------------       ------------      ------------
                                                                            $       (527)      $     7,031       $      8,540
                                                                            ============       ===========       ============


           (d) The following table sets forth the reconciliation of basic and diluted net earnings (loss) per share:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                        -----------------------
                                                                               1999               2000              2001
                                                                               ----               ----              ----
                    Numerator
                    Numerator for basic and diluted net
                       earnings (loss) per share - net
                       earnings (loss) available to
                       shareholders....................................    $      (3,634)     $      10,034     $    (110,011)

                    Denominator (in thousands)
                    Weighted average number of
                       Ordinary shares (denominator for
                       basic net earnings per share)...................           11,232             24,938            39,298
                    Effect of exercisable securities:
                       Employee stock options..........................  * -                          5,832   * -
                       Warrants........................................  * -                             37   * -
                                                                          --                  -------------    --

                    Denominator for diluted net
                       earnings per share..............................    $      11,232      $      30,807     $      39,298
                                                                           =============      =============     =============

                     *  Antidilutive.


19.        SUBSEQUENT EVENTS (UNAUDITED)

ALVARION LTD. AND ITS SUBSIDIARIES
(FORMERLY (BREEZECOM LTD.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS


                     The Company's Board of Directors has approved the purchase of the Company's Ordinary Shares. During 2002 the Company began repurchasing its shares. As of March 2002, the Company has repurchased approximately 254,000 of its Ordinary shares at an aggregated cost of approximately $626.

Corporate Directory

           BOARD OF DIRECTORS
           Aharon Dovrat, Chairman of the Board of Directors
           Meir Barel, Vice Chairman
           Benny Hanigal, Director
           Orna Berry, Director
           Robin Hacke, Director
           Anthony Maher, Director
           Amnon Yacoby, Director
           Zvi Slonimsky, Director

           EXECUTIVE MANAGEMENT
           Zvi Slonimsky - Chief Executive Officer
           Tzvika Friedman - President & Chief Operating Officer
           Amir Rosenzweig - President Alvarion Inc.
           Dafna Gruber - Chief Financial Officer
           Zvika Harnik - Executive Vice President, Research and Development Benny Glazer - Senior Vice President, Sales
           Rudy Leser - Vice President, Marketing

           INDEPENDENT AUDITORS
           Kost Forer & Gabbay
           A Member of Ernst & Young International
           3 Aminadav St.
           Tel Aviv, 67067 Israel

           GENERAL COUNSEL
           Naschitz, Brandes & Co., Advocates
           5 Tuval St.
           Tel Aviv, 67897 Israel

           COUNSEL IN U.S.A.
           Weil, Gotshal & Manges
           767 Fifth Avenue
           New York, NY 10153

           INVESTOR RELATIONS
           KCSA
           800 Second Avenue
           New York, NY 10017, USA

           TRANSFER AGENT
           The Bank of New York
           101 Barclay St.
           New York, NY 10286, USA

           FORM F-20
           Copies of the Company's Annual Report on Form 20-F, as filed with the Securities and Exchange Commission, may be obtained by shareholders without charge on written request.

           SHARES
           The Company's shares are traded over the counter (National Market System) with the NASDAQ symbol ALVR. The Company's Ordinary Shares are traded on the Tel Aviv Stock Exchange.

           www.alvarion.com

           Design - Neo Group
           Copywriting - Dave Shamir
           Production - A.R. Printing


           All contents of this document are Copyright (C) 2002 Alvarion, Ltd. All rights reserved. Alvarion, BreezeCOM, Floware, WALKair, WALKnet, BreezeNET, BreezeMANAGE, BreezeNET PRO, BreezeNET DS, BreezeACCESS, BreezeLINK, BreezeVIEW and/or other products and/or services referenced herein are either registered trademarks, trademarks or service marks of Alvarion, Ltd. or Alvarion, Inc. All other names are or may be the trademarks of their respective owners.

                                  ALVARION LTD.

                                ----------------

                                    NOTICE OF
                   2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                ----------------


To all Alvarion shareholders:

           NOTICE IS HEREBY GIVEN that the 2002 Annual General Meeting of Shareholders (the "MEETING") of Alvarion Ltd. (the "COMPANY" or "ALVARION") will be held on Monday, October 7, 2002 at 10:00Sb a.m. (Israel time), at the offices of the Company, 21A Habarzel Street, Tel Aviv 69710, Israel, Tel. 972-3-6456262.

           The agenda of the Meeting will be as follows:

           1. election of Messrs. Aharon Dovrat, Meir Barel, Benny Hanigal, Anthony Maher, Zvi Slonimsky and Amnon Yacoby to the Company's Board of Directors for terms expiring at the next Annual General Meeting of Shareholders of the Company;

           2. approval of the Termination Agreement executed by and between the Company and Mr. Amnon Yacoby;

           3. approval of an amendment to Mr. Zvi Slonimsky's Employment Agreement with the Company;

           4.        approval of the Alvarion Ltd. 2002 Global Share Option
                     Plan;

           5. approval of the recommendation of the Board of Directors regarding cancellation and re-grant of options to the Company's directors;

           6.        approval of option grants to certain directors;

           7. approval of the recommendation of the Board of Directors that each non-employee director, shall receive the minimum annual fee plus the minimum fee for each meeting of the Board of Directors or any committee thereof which such director attends, in each case as prescribed by the Israeli Companies Law, 5759-1999 and by the regulations and rules promulgated thereunder with respect to external directors;

           8. reappointment of Kost Forer & Gabbay, a member of Ernst & Young Global, as the Company's independent auditors for the period ending upon the next Annual General Meeting of Shareholders and the authorization of the Board of Directors to set their remuneration or to delegate the Company's Audit Committee to do so; and

           9. review of the Company's audited consolidated financial statements for the year ended December 31, 2001.

           Shareholders of record at the close of business on September 3, 2002 are entitled to notice of, and to vote at the Meeting. All shareholders are cordially invited to attend the Meeting in person.

           Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it promptly in the pre-addressed postage-paid envelope provided Shareholders may revoke their proxies at any time before the exercise thereof by filing with the Company a notice of revocation or a duly executed proxy bearing a later date, or by voting their shares in person at the Meeting.

           JOINT HOLDERS OF SHARES SHOULD TAKE NOTE THAT, PURSUANT TO ARTICLE
34.4 OF THE ARTICLES OF ASSOCIATION OF THE COMPANY, THE VOTE OF THE SENIOR HOLDER OF THE JOINT SHARES WHO TENDERS A VOTE, IN PERSON OR BY PROXY OR BY DEED OF VOTE, WILL BE ACCEPTED TO THE EXCLUSION OF THE VOTE(S) OF THE OTHER JOINT HOLDER(S). FOR THIS PURPOSE SENIORITY WILL BE DETERMINED BY THE ORDER IN WHICH THE NAMES OF SUCH HOLDERS STAND IN THE COMPANY'S SHAREHOLDER REGISTER.



                                          By Order of the Board of Directors,


                                          /s/ Aharon Dovrat
                                          Aharon Dovrat, Chairman

Dated:  September 9, 2002

                                  ALVARION LTD.
                               21A HABARZEL STREET
                             TEL AVIV 69710, ISRAEL

                                ----------------

                                 PROXY STATEMENT

                                ----------------

           This Proxy Statement is furnished to the holders of Ordinary Shares, NIS 0.01 nominal value (the "ORDINARY SHARES"), of Alvarion Ltd. ("ALVARION" or the "COMPANY") in connection with the solicitation by the Board of Directors of proxies for use at the 2002 Annual General Meeting of Shareholders (the "Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of 2002 Annual Meeting of Shareholders. The Meeting will be held on Monday, October 7, 2002 at 10:00 a.m. (Israel time), at the offices of the Company, 21A Habarzel Street, Tel Aviv 69710, Israel, Tel: 972-3-6456262.

           The agenda of the Meeting will be as follows:

           1. election of Messrs. Aharon Dovrat, MEir Barel, Benny Hanigal, Anthony Maher, Zvi Slonimsky and Amnon Yacoby to the Company's Board of Directors for terms expiring at the next Annual General Meeting of Shareholders of the Company;

           2. approval of the Termination Agreement executed by and between the Company and Mr. Amnon Yacoby;

           3. approval of an amendment to Mr. Zvi Slonimsky's Employment Agreement with the Company;

           4.        approval of the Alvarion Ltd. 2002 Global Share Option
                     Plan;

           5. approval of the recommendation of the Board of Directors regarding cancellation and re-grant of options to the Company's directors;

           6.        approval of option grants to certain directors;

           7. approval of the recommendation of the Board of Directors that each non-employee director, shall receive the minimum annual fee plus the minimum fee for each meeting of the Board of Directors or any committee thereof which such director attends, in each case as prescribed by the Israeli Companies Law, 5759-1999 and by the regulations and rules promulgated thereunder (the "COMPANIES LAW") with respect to external directors;

           8. reappointment of Kost Forer & Gabbay, a member of Ernst & Young Global, as the Company's independent auditors for the period ending upon the next Annual General Meeting of

                     Shareholders and the authorization of the Board of Directors to set their remuneration or to delegate the Company's Audit Committee to do so; and

           9. review of the Company's audited consolidated financial statements for the year ended December 31, 2001.

           The Company currently is not aware of any other matters which will come before the Meeting. If any other matters are presented properly at the Meeting, the persons designated as proxies intend to vote upon such matters in accordance with their best judgment.

           A form of proxy for use at the Meeting and a pre-addressed postage-paid return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before the exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed by the holder thereof and received by the Company not less than 2 hours prior to the time fixed for the Meeting, will be voted in favor of all the matters to be presented to the Meeting, as described above. On all matters considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining whether a quorum is present.

           Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Only shareholders of record at the close of business on September 3, 2002 will be entitled to vote at the Meeting. Proxies are being mailed to shareholders on or about September 12, 2002 and will be solicited primarily by mail. However, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

           The Company had outstanding as of August 15, 2002, 54,803,707 Ordinary Shares, each of which is entitled to one vote upon each of the matters to be presented at the Meeting. Two or more shareholders present in person or by proxy, or who have delivered to the Company a deed of vote indicating their manner of voting, and who hold or represent in the aggregate at least 33?% of the voting power of the Company, will constitute a quorum at the Meeting.

                          OWNERSHIP OF ORDINARY SHARES

           The following table sets forth certain information regarding the beneficial ownership of the Company's Ordinary Shares as of August 15, 2002, by each person or entity known by the Company to own beneficially more than 5% of the Company's outstanding Ordinary Shares based on information provided to the Company by the holders or disclosed in public filings with the Securities and Exchange Commission. The voting rights of the shareholders listed below are not different from the voting rights of the Company's other shareholders.

                                                                  ORDINARY SHARES BENEFICIALLY OWNED
                                                                  ----------------------------------
         NAME                                                        AMOUNT               PERCENT(1)
         ----                                                        ------               ----------
         Entities affiliated with Star Ventures(2).........     8,827,394                   16.0%
         Siemens Aktiengesellschaft........................     5,812,495                   10.6%
         HM Investments, L.P.(3)...........................     2,891,927                    5.3%


           ------------------------------------

           (1) Based on 54,803,707 Ordinary Shares outstanding as of August 15, 2002. Ordinary Shares deemed beneficially owned by virtue of the right of any person or group to acquire such shares within 60 days of the date of this proxy statement are treated as outstanding only for the purpose of determining the percentage owned by such person or group.

           (2) Consists of 1,426,609 Ordinary Shares held by STAR Management of Investment (1993) Limited Partnership ("Israel Star Partnership"); 284,579 Ordinary Shares held by SVE Star Ventures Enterprises No. II, a German Civil Law Partnership (with limitation of liability) ("SVE II"); 1,770,788 Ordinary Shares held by SVE STAR Ventures Enterprises No. III, a German Civil Law Partnership (with limitation of liability) ("SVE III"); 145,966 Ordinary Shares held by SVE STAR Ventures Enterprises No. IIIA, a German Civil Law Partnership (with limitation of liability) ("SVE IIIA"); 657,764 Ordinary Shares held by SVM STAR Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG ("SVE IV"); 1,556,656 Ordinary Shares held by SVE Star Ventures Enterprises No. V, a German Civil Law Partnership (with limitation of liability) ("SVE V"); 181,338 Ordinary Shares held by SVM STAR Ventures Managementgesellschaft mbH Nr. 3 & Co. Beteiligungs KG Nr. 2 ("SVE VI"); 1,644,767 Ordinary Shares held by SVE Star Ventures Enterprises No. VII, a German Civil Law Partnership (with limitation of liability) ("SVE VII"); and 620,232 Ordinary Shares held by SVM STAR Ventures Management GmbH Nr. 3 ("Star Germany") (collectively, the "Star Group"). Star Germany manages the investments of SVE II, SVE III, SVE IIIA, SVE IV, SVE V, SVE VI and SVE VII. SVM Star Venture Capital Management Ltd. ("Star Israel") manages the investments of Israel Star Partnersh ip. Dr. Meir Barel, the Vice-Chairman of our Board of Directors, is the founder and managing partner of Star Venture Management, a venture capital company, and is the sole director of Star Germany and Star Israel. Dr. Barel has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by SVE II, SVE III, SVE IIIA, SVE IV, SVE V, SVE VI, SVE VII and Israel Star Partnership. Star Germany has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by SVE II, SVE III, SVE IIIA, SVE IV, SVE V, SVE VI and SVE VII. Star Israel has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Israel Star Partnership. Also includes 150,283 Ordinary Shares held in trust for Dr. Barel, options to purchase 326,387 Ordinary Shares held by Dr. Barel which are exercisable within 60 days and 62,025 Ordinary Shares held directly by Dr. Barel.

           (3) Represents 2,666,927 Ordinary Shares owned by HM Investments, L.P. Benny Hanigal, a director, is a principal owner and director of the general partner of HM Investments, L.P. and, accordingly, has the sole power to vote or direct the vote, and to dispose or direct the disposition of, the shares owned by HM Investments, L.P.

                         ITEM 1 - ELECTION OF DIRECTORS

           At the Meeting, shareholders will be asked to re-elect Messrs. Aharon Dovrat, Meir Barel, Benny Hanigal, Anthony Maher, Zvi Slonimsky and Amnon Yacoby to our Board of Directors for terms expiring at our next Annual General Meeting of Shareholders.

           Our external directors, Ms. Orna Berry and Ms. Robin Hacke, were elected at the 2001 Annual General Meeting of Shareholders. Accordingly, pursuant to applicable law, their initial term will expire in 2004.

           A brief biography of each nominee is set forth below:

           Aharon Dovrat, has been the Chairman of our Board of Directors since April 1999. Mr. Dovrat is the founder and Chairman of Dovrat & Company, Ltd., a privately-held investment company, and the founder and Chairman of Isal, Ltd., a publicly-traded investment company, since January 1999. Between 1991 and December 1998, Mr. Dovrat served as Chairman of Dovrat, Shrem & Company, Ltd., a company publicly traded on the Tel-Aviv Stock Exchange engaged in investment banking and direct investment fund management, underwriting, securities and brokerage services, real estate and industry. Between 1965 and 1991, Mr. Dovrat served as President and Chief Executive Officer of Clal (Israel) Ltd., a holding company. Mr. Dovrat serves as a member of the board of directors of Tecnomatix Technologies Ltd., a software company, Delta Galil Ltd., a textile company, Lumenis Ltd., a manufacturer of lasers and light-based technologies for medical and aesthetic applications, and B.O.S.-Better On-line Solutions Ltd., a software company.

           Dr. Meir Barel, served as the Chairman of the Board of Directors of Floware Wireless Systems Ltd. ("Floware") since its inception until its merger with us in August 2001 and has, since the merger, served as Vice Chairman of our Board of Directors. Dr. Barel also served as a Director of BreezeCOM between 1994 and 2000. Dr. Barel is the founder and managing partner of Star Venture Management, a venture capital company, founded in 1992, and is the sole director of SVM Star Ventures Management GmbH Nr. 3 and SVM Star Venture Capital Management Ltd. From 1988 to 1992, Dr. Barel was a managing director of TVM Techno Venture Management, Munich. Prior to 1986, Dr. Barel served in various German and Israeli companies involved in factory automation, computer design and data communication. Dr. Barel is a director of Tecnomatix Technologies Ltd. Dr. Barel received a Doctorate in Electrical Engineering from the Data Communication Department of the Technical University of Aachen, Germany.

           Benny Hanigal, has been our Director since our inception and served as Chairman of our Board of Directors until February 1999. Since August 2001, Mr. Hanigal is a partner in Sequoia Capital Venture Fund. In 1985, Mr. Hanigal founded Lannet Data Communications, Ltd., of which Mr. Hanigal served as President and Chief Executive Officer until 1995. In 1995, Lannet was acquired by Madge Networks N.V., which thereafter employed Mr. Hanigal until he left in January 1998. From January 1998 until 2001, Mr. Hanigal served as a Managing

Director of a company that manages one of the Star funds. Mr. Hanigal has a B.Sc. degree in Electrical Engineering from the Technion-Israel Institute for Technology.

           Anthony Maher, was a member of Floware's board of directors since 1997 and until the merger and has, since the merger, served as a member of our Board of Directors. In March 2002, Mr. Maher joined Star Venture Management, a venture capital company, as a partner. Mr. Maher was until January 2002 a member of the Board of the Information and Communication Networks Group of Siemens AG. Since 1978, Mr. Maher has held various engineering, marketing and managerial positions at Siemens. Prior to that, he was employed by Bell Telephone Laboratories at Naperville, Illinois, contributing to hardware and software design as well as System Engineering. Mr. Maher also serves as director of Unisphere Solutions, Inc., Accelerated Networks, Inc., Efficient Networks, Inc., PacketVideo Corporation and Graviton, Inc. Mr. Maher holds M.Sc. and B.Sc. degrees in Electrical Engineering and Physics from the University of Illinois.

           Zvi Slonimsky, joined us as our President and Chief Operating Officer in May 1999 and in June 2000 he became our Chief Executive Officer. Following our merger with Floware in August 2001, Mr. Slonimsky became a member of our Board of Directors and served as our co-Chief Executive Officer, and since the beginning of 2002 has been our sole Chief Executive Officer. Mr. Slonimsky had been President and Chief Executive Officer of MTS Ltd., a company supplying add-on software to PBXs, since its inception in December 1995 as a spin off from
C. Mer Industries. Mr. Slonimsky joined C. Mer in November 1992 as Vice President of its products division. Before joining C. Mer, he was the General Manager of Sorek Technology Center from September 1991 to November 1992. In the years 1989 through 1991, Mr. Slonimsky was the General Manager of DSPG Ltd., the Israeli-based subsidiary of DSPG, Inc. Prior to then, he held various management positions in Tadiran, an Israeli communication equipment manufacturer. Mr. Slonimsky holds B.S.c. and M.S.c. degrees in Electrical Engineering from the Technion-Israel Institute for Technology and a M.B.A. degree from Tel-Aviv University.

           Amnon Yacoby, founded Floware and served as its Chief Executive Officer and as a member of its board of directors until its merger with us. Mr. Yacoby is currently a member of our Board of Directors. Following our merger with Floware and until the end of 2001, Mr. Yacoby served as our co-Chief Executive Officer. In 1987, Mr. Yacoby founded RAD Network Devices Ltd., a developer of data networking devices, and served as its president until 1995. From 1972 to 1986, he served in the Israel Defense Forces' Electronic Research Department in various positions, most recently as head of the department. He twice received the Israel Security Award. Mr. Yacoby holds B.Sc. and M.Sc. degrees in Electrical Engineering from the Technion-Israel Institute for Technology.

VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolution be adopted:

           "RESOLVED, that Messrs. Aharon Dovrat, Meir Barel, Benny Hanigal, Anthony Maher, Zvi Slonimsky and Amnon Yacoby be elected to the Board of Directors of the Company, effective immediately, for terms expiring at the next Annual General Meeting of Shareholders."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTION.

                   ITEM 2 - APPROVAL OF TERMINATION AGREEMENT
                              WITH MR. AMNON YACOBY

           On April 30, 2002, the Company entered into a Termination Agreement (the "AGREEMENT") with Mr. Amnon Yacoby ("YACOBY"), the Company's Former Co-Chief Executive Officer.

           Under the Israeli Companies Law, the Agreement requires the approval of the Company's Audit Committee, Board of Directors and shareholders. The Company's Audit Committee and Board of Directors have approved the Agreement on April 29, 2002 and April 30, 2002, respectively. Accordingly, at the Meeting, shareholders will be asked to approve the Agreement.

           Set forth below is a general summary of the Agreement.


THE AGREEMENT

           This section is a summary of the material provisions of the Agreement. Because it is a summary, it does not include all the information that may be important to you in determining your vote. We encourage you to read carefully the entire Agreement, which is attached as Appendix A to this proxy statement and is incorporated by reference herein, before you decide how to vote.


GENERAL

           Yacoby was employed by the Company pursuant to an employment agreement dated January 1, 1996, as amended (the "EMPLOYMENT AGREEMENT"). The Company and Yacoby have mutually agreed to enter into the Agreement in order to terminate the Employment Agreement.

           The Agreement is subject to the approval of its terms and conditions by the Company's shareholders.


TERM OF TERMINATION

           Pursuant to the Agreement, Yacoby's employment under the Employment Agreement was terminated on March 31, 2002 (the "TERMINATION DATE"). The Agreement provides, among other things, that in addition to Yacoby's rights under the Employment Agreement and under applicable law, the Company shall pay to Yacoby an amount of NIS 411,244 or approximately $88,250, which amount is equal to six times Yacoby's monthly compensation under the Employment Agreement.

           Pursuant to the Agreement, following the Termination Date, the Company may require Yacoby to render consulting services to the Company, as shall be mutually agreed between Yacoby and the Company. In consideration for such services, the Company shall pay Yacoby a daily fee of NIS 3,434, or approximately $740.

           The Agreement further provides that Yacoby shall be entitled until December 31, 2002 (or earlier, if mutually agreed between the parties) to continue to have use of the Company's car, cellular phone and computer. Until the end of such period, the Company shall pay and be responsible for all Company car related expenses including petrol, insurance and maintenance, but excluding any costs related to fines, tickets, reports and damages caused to the car and/or in connection with the use of the car for which the Company may be held liable.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolution be adopted:

           "RESOLVED, that the Termination Agreement between the Company and Mr. Amnon Yacoby dated April 30, 2002 be approved, adopted and ratified in all respects."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTION.

            ITEM 3 - APPROVAL OF AN AMENDMENT TO MR. ZVI SLONIMSKY'S
                     EMPLOYMENT AGREEMENT WITH THE COMPANY

           The Company wishes to amend its Employment Agreement with Mr. Zvi Slonimsky, its Chief Executive Officer and Director (the "AMENDMENT").

           Under the Israeli Companies Law, the Amendment requires the approval of the Company's Audit Committee, Board of Directors and shareholders. The Company's Audit Committee and Board of Directors have approved the Agreement on August 13, 2002 and August 29, 2002, respectively. Accordingly, at the Meeting, shareholders will be asked to approve the Amendment.

           Set forth below is a general summary of the Amendment.


THE AMENDMENT

           This section is a summary of the material provisions of the Amendment. Because it is a summary, it does not include all the information that may be important to you in determining your vote. We encourage you to read carefully the entire Amendment, which is attached as Appendix B to this proxy statement and is incorporated by reference herein, before you decide how to vote.

           The Amendment provides that, notwithstanding the provisions of the Employment Agreement between Mr. Slonimsky (the "EXECUTIVE") and the Company, as amended (the "EMPLOYMENT AGREEMENT"):

           (a) The Company is free to conclude its employment relationship with the Executive at any time, with or without cause, after giving the Executive a prior written notice of twelve months; provided, however, that a prior written notice of twenty four months shall be given in the event that the Company wishes to terminate the Executive's employment within the 12 month period following an Acquisition Event (as defined in the Amendment), if the Executive's employment with the surviving entity is terminated for any reason other than for "Cause," as defined in the Employment Agreement, or in the case of voluntary termination. A demotion of the Executive by the surviving entity for any reason other than for "Cause" during such 24-month period shall be regarded as termination not for "Cause." In addition, the Executive is free to resign from its employment with the Company at any time, after giving the Company a prior written notice of six months.

           (b) The annual performance bonus to which the Executive is entitled pursuant to his Employment Agreement shall be as set forth in Annex A to the Amendment.

           (c) As of January 1, 2002, the social benefits to which the Executive is entitled pursuant to the Employment Agreement will be calculated with respect to, and as a percentage of, the aggregate of (i) the Executive's monthly salary, and
                     (ii) a certain portion of the bonus, as set forth in the Amendment.

           (d) All options granted to the Executive shall remain exercisable for a period of 24 months following the termination of the Executive's employment with the Company (other than in the case of termination for Cause).


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolution be adopted:

           "RESOLVED, that the amendment to Mr. Zvi Slonimsky's Employment Agreement with the Company be approved, adopted and ratified in all respects."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTION.

            ITEM 4 - APPROVAL OF THE COMPANY'S 2002 SHARE OPTION PLAN

           To date, the Company grants options under two different share options plans, one of which was used by Breez-COM and one of which was used by Floware, prior to their merger. For purposes of uniformity, the Company wishes to adopt a form of Share Option Plan, which will govern all future option grants in the Company. Accordingly, the Company's Board of Directors has approved the Alvarion Ltd. 2002 Global Share Option Plan (the "2002 PLAN") on August 12, 2002. The Board of Directors has further approved the transfer of all of the available shares which are currently reserved under the BreezeCOM Key Employee Share Incentive Plan (1997) (the "BREEZECOM 1997 SHARE OPTION PLAN") to be reserved for issuance upon exercise of options that are to be granted under the 2002 Plan. The Board of Directors has further approved that all options that may in the future be returned to the pool under the BreezeCOM 1997 Share Option Plan will be returned to, and reserved under, the 2002 Plan.

           Since the 2002 Plan permits the granting of options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), the 2002 Plan needs to be approved by the Company's shareholders within twelve (12) months following the date on which the 2002 Plan was adopted by the Company's Board of Directors.

           Set forth below is a general summary of the 2002 Plan.


THE 2002 PLAN

           This section is a summary of the material provisions of the 2002 Plan. Because it is a summary, it does not include all the information that may be important to you in determining your vote. We encourage you to read carefully the entire copy of the 2002 Plan, which is attached hereto as Appendix C and is incorporated herein by reference, before you decide how to vote.


GENERAL

           The number of the Company's Ordinary Shares (the "ORDINARY SHARES") subject to the 2002 Plan is 8,500,000 (all of which are expected to be transferred from the Breezecom 1997 Share Option Plan). The 2002 Plan permits the granting of options that are incentive stock options within the meaning of
Section 422 of the Code and nonqualified stock options (i.e., stock options that do not qualify as incentive stock options). Officers and other employees of the Company and its subsidiaries, non-employee directors and independent advisors of the Company and of any of its subsidiaries are eligible to participate in the 2002 Plan.


ADMINISTRATION

           The Company's Board of Directors shall administer the 2002 Plan, either directly or upon the recommendation of the compensation committee of the

Board of Directors. The Board of Directors will have broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate.


EXERCISE PRICE

           The exercise price of each option granted under the 2002 Plan is determined by the Board of Directors. In general, the exercise price of these options will equal the fair market value of the Company's Ordinary Shares on the date of grant. The fair market value of an Ordinary Share on any relevant date is the closing price per share as reported on NASDAQ on the last trading day immediately preceding that date.


VESTING AND EXERCISE

           The 2002 Plan administrator determines at what time or times each option may be exercised. Options granted under the 2002 Plan will be exercisable during the period beginning on the effective date of grant and ending on the day before the tenth anniversary of such date or an earlier date in the event of the termination of the optionee's employment. The options will vest in accordance with the vesting schedules that shall be set forth in each optionee's option agreement.


METHOD OF EXERCISING OPTIONS

           At any time following the date on which options become exercisable, the option holder may exercise the options by providing the Company with (1) a written notice identifying the option and stating the number of Ordinary Shares that the option holder desires to purchase, and (2) payment in full of the price per share for the Ordinary Shares then being acquired in the manner set forth in the 2002 Plan to the Company's order in full payment for the Ordinary Shares being purchased.


RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

           No option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. Under the 2002 Plan, during the lifetime of the optionee, all of such optionee's rights to purchase shares upon the exercise of his or her options shall be exercisable only by the optionee.


TERMINATION OF EMPLOYMENT

           Under the 2002 Plan, if the option holder ceases to be an employee of, or provide services to us for any reason other than disability or death, then the option holder shall have until three months from the date of termination to exercise the options to the extent to which the option holder would otherwise have been entitled to exercise the option on or prior to the date of such termination. To the extent the option holder is not entitled to exercise the options prior to the date of the option holder's termination, such outstanding and unexercised option shall immediately lapse and the option holder shall have no further rights with respect to it, effective as of the date of termination of the option holder's employment. If the option holder's employment with us is terminated due to disability or death, his or her options shall be exercisable until the lapse of twelve months from the date of termination due to such disability or death to the extent to which the option holder would otherwise be entitled to exercise the options on or prior to the date of such termination. To the extent the option holder is not entitled to exercise any portion of the options prior to the date of the option holder's termination due to disability or death, such unexercised portion of the options shall immediately lapse, effective as of the date of termination of the option holder's employment, on account of disability or death. If termination of employment or service is for cause, any outstanding unexercised option immediately expires and terminates and the optionee shall not have any right in respect of any outstanding unexercised option.


AMENDMENT OF 2002 PLAN

           The Company's Board of Directors may amend or modify the 2002 Plan in any or all respects, subject to any required shareholder approval.


MISCELLANEOUS

           Option holders have no shareholder rights with respect to the Ordinary Shares that are subject to the options until the options are exercised and the shares are purchased in accordance with the provisions of the 2002 Plan and related agreements. Nothing in the 2002 Plan confers upon any option holder any right to continued employment.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolutions be adopted:

           "RESOLVED, that the Company's 2002 Share Option Plan be approved and adopted in all respects."

           "RESOLVED FURTHER, that the number of the Company's Ordinary Shares subject to the Company's 2002 Share Option Plan be 8,500,000."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTIONS.

           ITEM 5 - CANCELLATION AND RE-GRANT OF OPTIONS TO DIRECTORS

           The Company's Compensation Committee was requested to recommend to the Board of Directors the most advisable method for adjusting the Company's option plans to the decline in the trading price of the Company's shares.

           The Company's Compensation Committee recommended to approve an adjustment pursuant to which outstanding employees' and directors' options having an exercise price per share of $4.60 or more would be cancelled and new options would be granted to such persons as soon as practicable following six months and one day of such cancellation (provided that such persons qualify to be granted options under the Company's stock option plan on that date). The number of new options to be granted would range between 2% to 85% of the current quantity and will depend upon the current exercise price of the options to be cancelled, as set forth in Appendix D to this proxy statement. The new options will be granted at an exercise price per share equal to the closing price of Alvarion's Ordinary Shares as reported on NASDAQ on the last trading day immediately preceding the date of grant of the new options. Twenty-five percent (25%) of the new options shall vest on the date of grant thereof and the remaining seventy-five percent (75%), shall vest in ten quarterly installments over a thirty month period, commencing on the nineteenth day following the date of grant.

           Pursuant to the Israeli Companies Law, the payment of compensation, including any grant of any stock option, to directors requires the approval of the Company's Audit Committee, Board of Directors and shareholders. The Company's Audit Committee and Board of Directors have approved the Compensation Committee's recommendation on July 21, 2002 and August 12, 2002, respectively. Accordingly, the adoption of the above recommendation of the Company's Compensation Committee with respect to the Company's directors is subject to approval of the Company's shareholders, which shall be sought at the Meeting.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolution be adopted:

           "RESOLVED, to adopt the recommendation of the Company's Compensation Committee pursuant to which (i) certain options to purchase shares of the Company having an exercise price per share of $4.60 or more which were previously granted to the Company's directors shall be cancelled, and new options shall be granted to such persons under the Company's 2002 Plan as soon as practicable following six months and one day of such cancellation (provided that such person qualifies to be granted options under the Company's 2002 Plan on that date), in the amounts set forth in Appendix D to the Company's proxy statement, (ii) such new options shall be exercisable at a price per share equal to the closing price of the Company's Ordinary Shares as reported on NASDAQ on the last trading day immediately preceding the date of grant of the new options and (iii) twenty-five percent (25%) of the new options shall vest on the date of grant of thereof and the remaining seventy-five percent (75%), shall vest in ten quarterly installments over a thirty month period, commencing on the nineteenth day following the date of grant.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTION.

                       ITEM 6 - OPTION GRANTS TO DIRECTORS

           The Company's Compensation Committee has recommended to the Company's Audit Committee and Board of Directors to grant options to certain of the Company's officers and directors, in accordance with the table set forth below. Pursuant to the Israeli Companies Law, the adoption of the above recommendation of the Company's Compensation Committee with respect to the Company's directors is subject to approval of the Company's Audit Committee, Board of Directors and shareholders. The Company's Audit Committee and Board of Directors approved the Compensation Committee's recommendation on July 21, 2002 and August 5, 2002, respectively. Accordingly, the adoption of the above recommendation of the Company's Compensation Committee with respect to the Company's directors is subject to approval of the Company's shareholders, which shall be sought at the Meeting.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolutions be adopted:

           "RESOLVED, to grant to each of the directors listed below, upon the issuance of new options as provided in the previous item, the option to purchase the number of Ordinary Shares indicated opposite such director's name (the "ADDITIONAL OPTIONS"):

         NAME                                       NO. OF OPTIONS
         -------------------------------------- ------------------------
         Mr. Maher.........................               60,000
         Mr. Hanigal.......................               40,000
         Mr. Yacoby........................               20,000
         Dr. Berry.........................               40,000
         Ms. Hacke.........................               40,000
         Mr. Dovrat........................              200,000
         Dr. Barel.........................              100,000

           RESOLVED FURTHER, that the Additional Options be granted under the Company's 2002 Plan, at an exercise price per share equal to the closing price of the Company's Ordinary Shares as reported on NASDAQ on the last trading day immediately preceding the date of grant of such options and that twenty-five percent (25%) of such Additional Options shall vest on the date of grant thereof and the remaining seventy-five percent (75%), shall vest in ten quarterly installments over a thirty month period, commencing on the nineteenth day following the date of grant."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTIONS.

                       ITEM 7 - COMPENSATION TO DIRECTORS

           Pursuant to the Israeli Companies Law, the payment of compensation to any director requires the approval of the Company's Audit Committee, Board of Directors and shareholders. The Company's Audit Committee and Board of Directors have approved the payment of compensation to directors, as recommended by the Company's Compensation Committee, on July 21, 2002 and August 5, 2002, respectively. Accordingly, at the Meeting, the shareholders will be asked to approve the compensation packages to the Company's directors, as recommended by the Company's Compensation Committee and as set forth below.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolution be adopted:

           "RESOLVED, that each non-employee director, shall receive the minimum annual fee plus the minimum fee for each meeting of the Board of Directors or any committee thereof which such director attends, in each case, in each case as prescribed by the Israeli Companies Law with respect to external directors."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTION.

                    ITEM 8 - APPOINTMENT AND REMUNERATION OF
                              INDEPENDENT AUDITORS

           At the Meeting, the shareholders will be asked to approve the reappointment of Kost Forer & Gabbay, a member of Ernst & Young Global, as our independent auditors for the period ending at our next Annual General Meeting of Shareholders. The shareholders will also be asked to authorize the Board of Directors to fix the remuneration of the auditors or to delegate to the Company's Audit Committee to do so. Except as described in the following sentence, the auditors have no relationship to us or with any of our affiliates, except as auditors. Ernst & Young has provided us with services relating to certain matters such as analysis they performed with respect to Passive Foreign Investment Company issues relevant to us under United States Federal Income Tax rules, the evaluation study of one of our products and certain issues related to our merger with Floware. A representative of the auditors will be present at the Meeting and will be available to respond to appropriate questions from the shareholders. In addition, at the Meeting, the shareholders will receive a report of the Company's Board of Directors with respect to the compensation of Kost Forer & Gabbay for the year ended December 31, 2001.


VOTE REQUIRED

           The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

           It is proposed that at the Meeting the following resolutions be adopted:

           "RESOLVED, that Kost Forer & Gabbay, a member of Ernst & Young Global, be appointed as the independent auditors of the Company for the period ending upon the next Annual General Meeting of Shareholders.

           RESOLVED FURTHER, that the Board of Directors of the Company be authorized to fix the compensation of the independent auditors, or to delegate the Company's Audit Committee to do so."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED RESOLUTIONS.

                ITEM 9 - CONSIDERATION OF FINANCIAL STATEMENTS

           At the Meeting, the audited consolidated financial statements of the Company for the year ended December 31, 2001 and the Auditors' Report in respect thereto will be reviewed and the auditors will answer appropriate questions.


OTHER BUSINESS

           Management knows of no other business to be transacted at the Meeting. However, if any other matters are presented properly at the Meeting, the persons designated as proxies intend to vote upon such matters in accordance with their best judgment.




                                         By Order of the Board of Directors,


                                         /s/ Aharon Dovrat
                                         Aharon Dovrat, Chairman

Dated: September 9, 2002

                                                                    APPENDIX A

                              TERMINATION AGREEMENT

           This Termination Agreement (the "AGREEMENT") is entered into on April 30, 2002 (the "EFFECTIVE DATE") by and between Alvarion Ltd., (the "COMPANY") and Mr. Amnon Yacoby ("YACOBY") (collectively, the "PARTIES").

           WHEREAS, Yacoby was employed by the Company pursuant to an employment agreement dated January 1, 1996 (the "EMPLOYMENT AGREEMENT"); and

           WHEREAS, the Parties have mutually decided to terminate the Employment Agreement;

           NOW, THEREFORE, based on the mutual understanding set forth herein, the Parties hereby agree as follows:

1.         TERMINATION.

           1.1 Subject to the terms and conditions set forth herein, Yacoby's employment pursuant to the Employment Agreement shall terminate on March 31st, 2002 (the "Termination Date"), and any employee-employer relationship between Yacoby and the Company shall terminate therewith. Until the Termination Date Yacoby will continue to perform his duties as an employee of the Company.

           1.2 On the Termination Date, the Company shall release to Yacoby his Managers' Insurance Policy and shall redeem, in equivalent monetary value, his accrued vacation and "keren Hishtalmut". In addition, the Company will pay to Yacoby an amount equal to the excess of (i) the severance pay to which he would be entitled by law, on the basis of his average salary over the last 12 months of his employment with the Company, over (ii) the amount which becomes available to him, on account of severance, as a result of the release of his Managers' Insurance Policy.

           1.3 On the Termination Date, the Company shall also pay to Yacoby an amount of NIS 822,488 (the "Consideration"), which amount is equal to Yacoby's annual compensation under the Employment Agreement (including social benefits payable by the Company under the Employment Agreement).

           1.4 The amounts set forth in Sections 1.2 and 1.3 above shall be in lieu of any and all amounts, including severance pay and notice period, which may be due to Yacoby under the Employment Agreement.

2.         OPTIONS.

           2.1 As of the Effective Date 34,514 of the 99,030 options to purchase ordinary shares of the Company, NIS 0.01 par value each, previously granted to Yacoby are already vested.

           2.2 On the Termination Date all of Yacoby's unvested options to purchase shares of the Company, NIS 0.01 par value each, shall immediately vest. Yacoby shall be entitled to exercise any and all of his outstanding options, which have not yet been exercised, at any time prior to the later of
                     (i) a period of 24 (twenty-four) months following the Termination Date and (ii) three (3) months following the date on which Yacoby ceases to be a member of the Company's Board of Directors.

           2.3 Following the Termination Date, the Company may require Yacoby to render consulting services to the Company, as shall be mutually agreed between Yacoby and the Company (the "Services"). In consideration for the Services, the Company shall pay Yacoby, against receipt of a duly issued invoice from Yacoby or an entity controlled by him, a daily fee of 3,434 NIS. Additionally, following the Termination Date and until December 31st, 2002, or earlier if mutually agreed between the parties (the "PERIOD"), Yacoby shall continue to have use of the Company's car (the "CAR"), the cellular phone and the computer that are currently in his possession. Until the end of the Period, the Company shall pay and be responsible for all Car related expenses including petrol, insurance and maintenance, but excluding any costs related to fines, tickets, reports and damages caused to the Car and/or in connection with the use of the Car for which the Company may be held liable. Any and all tax liability incurred by Yacoby pursuant to the Company's payment of the expenses set forth in this Section 2.3 shall be grossed-up ("gilum mas") and added and paid in conjunction with the amounts due in respect of the Services.

           2.4 Yacoby shall give the Company the benefit of his best judgment and shall utilize his best efforts in providing the Services and shall exercise the powers granted to him and carry out his responsibilities hereunder honestly and in good faith and, in connection therewith, shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

           2.5 Yacoby shall perform the Services as an independent contractor. The Company and Yacoby shall not be deemed partners or joint venturers and nothing herein shall be construed so as to make them partners or joint venturers or to impose any liability as such on either of them.

3. CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY OBLIGATIONS. Yacoby acknowledges that Sections 1., 4., 5. and 6 set forth in the Employment Agreement shall survive the termination of the Employment Agreement and that he shall fulfill his obligations thereunder. The Confidentiality and Secrecy and Non- Competition provisions set forth in the Employment Agreement shall be in force and effect until the later of (i) a period of 12 (twelve) months following the Termination Date, and (ii) three (3) months following the date on which Yacoby ceases to be a member of the Company's Board of Directors.

4. RELEASE. Yacoby hereby represents that all payments paid to him by the Company under this Agreement constitute settlement in full of all outstanding obligations owed to him by the Company, and hereby releases and forever discharges the Company, and its investors, predecessors, successors, heirs, assigns, employees, shareholders, officers, directors, agents, attorneys, insurance carriers, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereinafter affiliated in any manner (hereinafter collectively referred to as the "Employers"), from any and all claims, rights, obligations, damages and liabilities of any nature whatsoever including, but not limited to, severance pay, whether or not now known, suspected or claimed, which he ever had, now has, or may claim to have against the Employers (whether directly or indirectly) pursuant to the Employment Agreement or under applicable law.

5. AMENDMENTS; ENTIRE AGREEMENT. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Parties hereto. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any previous agreement among the parties with respect to such subject matter.

6. ASSIGNMENT. Neither Party may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7. CONDITIONS TO VALIDITY OF THE AGREEMENT. For the removal of any doubt, this Agreement shall be in effect following its execution by both Parties and subject to the approval of its terms and conditions by Alvarion's Board of Directors and Alvarion's General Meeting of Shareholders.

           IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives.

                                          /s/ Amnon Yacoby
ALVARION LTD.                                 AMNON YACOBY

By: /s/ Aharon Dovrat
Name: Aharon Dovrat
Title: Chairman of the Board

                                                                    APPENDIX B

                                     FORM OF
                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

                             ENTERED INTO ON , 2002

                                  BY AND AMONG

                                  ALVARION LTD.

                 (hereinafter referred to as the "COMPANY") and

                                  ZVI SLONIMSKY

                  (hereinafter referred to as the "EXECUTIVE")

WHEREAS The parties have executed an Employment Agreement dated as of June 16, 1999 (the "EMPLOYMENT AGREEMENT") and an Amendment to Employment Agreement dated as of November 30, 2000 (the "FIRST AMENDMENT"); and

WHEREAS The parties wish to amend the Employment Agreement as detailed in this Second Amendment to Employment Agreement (hereinafter, the "Second Amendment").

NOW, THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.         PREAMBLE.

           The preamble and the annexes attached hereto form an integral part of this Second Amendment.

2.         AMENDMENT OF EMPLOYMENT AGREEMENT.

           2.1 Notwithstanding the provisions of Section 5 of the Employment Agreement, the Company is free to conclude its employment relationship with the Executive at any time, with or without cause, after giving the Executive a prior written notice of twelve months; provided, however, that a prior written notice of twenty four months shall be given in the event that Company wishes to terminate the Executive within the 12 month period following an Acquisition Event, if the Executive's employment with the surviving entity is terminated for any reason other than for "Cause" (as defined in the Employment Agreement) or voluntary termination. A demotion of the Executive by the surviving entity for any reason other than for "Cause" during such 24-month period shall be regarded as termination not for "Cause." "Acquisition Event" means the acquisition of the

                     Company or substantially all of its assets or a merger of the Company with or into a third party where the Company's shareholders do not hold more than 50% of the surviving entity or where the surviving entity is otherwise controlled by the third party or its shareholders.

           2.2 Section 3(a)(xi) of the Employment Agreement is hereby canceled and replaced by the following phrase:

                     "The Executive shall be entitled to receive an annual performance bonus (the "Bonus") in accordance with the provisions of Appendix B hereto."

Appendix A to the Employment Agreement is hereby amended to exclude any reference to bonuses. ANNEX A hereto shall be added as Appendix B to the Employment Agreement.

           2.3 Notwithstanding the provisions of the Employment Agreement, as of January 1, 2002, the social benefits to which the Executive is entitled pursuant to the Employment Agreement will be calculated with respect to and as a percentage of the aggregate of (i) the Executive's monthly salary, and
                     (ii) the Executive's annual bonus, up to an amount not exceeding NIS 420,000.

           2.4 Notwithstanding the provisions of the Employment Agreement, all options granted to the Executive shall remain exercisable for a period of twenty four months following the termination of the Executive's employment with the Company (other than in the event of termination for Cause).

           2.5 Except for the changes set forth in this Section 2, the provisions of the Employment Agreement and the First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be signed in their respective names as of the date first above-written.


   --------------------------                               --------------------
   Alvarion Ltd.                                            Zvi Slonimsky

                          ANNEX A (TO AMENDMENT NO. 2)

                     ZVI SLONIMSKY 2002 COMPENSATION PACKAGE

           Mr. Slonimsky's monthly salary shall remain unchanged, while his annual bonus shall be restated, as follows:

                              THE MBO FOR 2002 ARE:

--------------------------- ------------------------ --------------------------- ---------------------- ------------------------
          BONUS                    BASED ON                   FORMULA                MAXIMUM BONUS               NOTES
--------------------------- ------------------------ --------------------------- ---------------------- ------------------------
0-540,000NIS                 Company sales: World                                     NIS 540,000           M$ 80 - NIS 180,000
                               wide total sales                                                             M$ 90 - NIS 360,000
                                  (shipments)                                                              M$ 100 - NIS 420,000
                                                                                                           M$ 120 - NIS 480,000
                                                                                                           M$ 130 - NIS 540,000

--------------------------- ------------------------ --------------------------- ---------------------- ------------------------
0-120,000NIS                 Board Discretion: By      Meeting key targets in         NIS 120,000
                                 the Chairman        the company organization,
                            R&D, budgets, financials,
                             market share and build
                                      out.
--------------------------- ------------------------ --------------------------- ---------------------- ------------------------

                            Maximum bonus NIS 660,000

           Of the annual bonus set forth above, an aggregate amount of NIS 228,000 will be paid on a monthly basis as a non-refundable advance.

                                                                    APPENDIX C







                                  ALVARION LTD.

                        THE 2002 GLOBAL SHARE OPTION PLAN

                                TABLE OF CONTENTS

                                                                        PAGE

1. PURPOSE OF THE PLAN...................................................C-1

2. DEFINITIONS...........................................................C-1

3. ADMINISTRATION OF THE PLAN............................................C-3

4. DESIGNATION OF PARTICIPANTS...........................................C-4

5. SHARES RESERVED FOR THE PLAN..........................................C-5

6. PURCHASE PRICE........................................................C-5

7. ADJUSTMENTS...........................................................C-6

8. TERM AND EXERCISE OF OPTIONS..........................................C-7

9. VESTING OF OPTIONS....................................................C-9

10. RESERVED..............................................................C-9

11. DIVIDENDS.............................................................C-9

12. RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS.....................C-9

13. EFFECTIVE DATE AND DURATION OF THE PLAN...............................C-9

14. AMENDMENTS OR TERMINATION............................................C-10

15. GOVERNMENT REGULATIONS...............................................C-10

16. CONTINUANCE OF EMPLOYMENT............................................C-10

17. GOVERNING LAW AND JURISDICTION.......................................C-11

18. TAX CONSEQUENCES....................................................C-11

19. NON-EXCLUSIVITY OF THE PLAN..........................................C-11

20. MULTIPLE AGREEMENTS..................................................C-11

21. RULES PARTICULAR TO SPECIFIC COUNTRIES...............................C-12



APPENDIX-- ISRAEL........................................................C-13

APPENDIX-- U.S.A.........................................................C-17

           This plan, as amended from time to time, shall be known as the Alvarion Ltd. 2002 Global Share Option Plan (the "PLAN").

1.         PURPOSE OF THE PLAN

           The Plan is intended to provide an incentive to retain, in the employ of the Company (as defined below) and its Subsidiaries (as defined below), persons of training, experience and ability; to attract new employees, directors, consultants and service providers; to encourage the sense of proprietorship of such persons; and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company.

2.         DEFINITIONS

           For purposes of interpreting the Plan and related documents (including the Option Agreement and its appendixes), the following definitions shall apply:

           2.1       "BOARD" means the Board of Directors of the Company.

           2.2 "CAUSE" means (i) conviction of any felony involving moral turpitude or affecting the Company or its affiliates; (ii) any refusal to carry out a reasonable directive of the Company's Chief Executive Officer, Board or the Optionee's direct supervisor, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee's fiduciary duties or duties of care of the Company or its affiliates; including without limitation disclosure of confidential information of the Company or its affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or its affiliates.

           2.3       "CHAIRMAN" means the Chairman of the Committee.

           2.4 "CODE" means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

           2.5 "COMMITTEE" means a share option compensation committee of the Board, designated from time to time by the resolution of the Board, which shall consist of no fewer than two members of the Board. The Committee shall consist of directors who are "outside directors" as defined in Section 162(m) of the Code and "Non- Employee Directors" as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

           2.6 "COMPANIES LAW" means the Israeli Companies Law 5759-1999, as now in effect or as hereafter amended.

           2.7       "COMPANY" means Alvarion Ltd., an Israeli company.

           2.8 "DATE OF GRANT" means the date determined by the Board or authorized Committee as set forth in the Option Agreement.

           2.9 "EMPLOYEE" means a person who is employed by the Company or any Subsidiary.

           2.10 "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as now in effect or as hereafter amended.

           2.11 "EXPIRATION DATE" means the date upon which an Option shall expire, as set forth in Section 8.2 of the Plan.

           2.12 "FAIR MARKET VALUE" means as of any date, the value of a Share determined as follows:

                      (i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market System or the NASDAQ SmallCap Market, the Fair Market Value shall be the last reported sale price for such Shares (or the highest closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

                      (ii) If the Shares are regularly quoted by one or more recognized securities dealers, but selling prices are not reported, the Fair Market Value shall be the mean between the highest bid and lowest asked prices for the Shares on the last market trading day prior to the day of determination; or

                      (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

           2.13 "OPTION" means an option to purchase one or more Shares pursuant to the Plan.

           2.14 "OPTIONEE" means a person who receives or holds an Option under the Plan.

           2.15 "OPTION AGREEMENT" means the share option agreement between the Company and an Optionee that evidences and sets out the terms and conditions of an Option.

           2.16 "PURCHASE PRICE" means the price for each Share subject to an Option.

           2.17 "SECURITIES ACT" means the United States Securities Act of 1933, as now in effect or as hereafter amended.

           2.18 "SERVICE PROVIDER" means a director, consultant or adviser of the Company or any Subsidiary.

           2.19 "SHARE" means the ordinary share, NIS 0.01 par value, of the Company.

           2.20 "SUBSIDIARY" means any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

           2.21 "SUCCESSOR COMPANY" means any entity into which the Company is merged to or by which the Company is acquired.

           2.22 "TERMINATION" means the cessation, with or without any cause or reason, of an Employee or a Service Provider to be either an Employee or a Service Provider. However, unless so determined by the Board, "Termination" shall not include a change in status from an Employee, consultant or director to another such status. An event that causes a Subsidiary to cease being a Subsidiary shall be treated as the "Termination" of that Subsidiary's Employees and Service Providers.

           2.23 "TRANSACTION" means a merger or acquisition of the Company with or by one or more other entities following which the shareholders of the Company hold less than 50% of the surviving entity.

           2.24       "PLAN" means the Company's 2002 Global Share Option Plan.

           2.25 "VESTED OPTION" means any Option which has already been vested according to the Vesting Dates.

           2.26 "VESTING DATES" means, as determined by the Board or authorized Committee, the date as of which the Optionee shall be entitled to exercise Options or part of the Options as set forth in Section 9 of the Plan.

3.         ADMINISTRATION OF THE PLAN

           3.1 The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee. To the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

           3.2 The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

           3.3 The Board shall have full power and authority (i) to designate Optionees; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine the Fair Market Value of the Shares; (vi) to designate the type of Options to be granted to an Optionee; (vii) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

           3.4 To the extent permitted under applicable law, the Committee shall have the specific rights delegated to it by the Board, provided that the Committee shall not be entitled to grant Options to the Optionees; however, it will be authorized to issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof all in accordance with Section 112(a)(5) of the Companies Law.

           3.5 The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

           3.6 The interpretation and construction by the Board of any provision of the Plan or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.         DESIGNATION OF PARTICIPANTS

           The persons eligible for participation in the Plan shall be Employees or Service Providers. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify him or her from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company or any of its affiliates.

5.         SHARES RESERVED FOR THE PLAN

           5.1 The Company has reserved eight million five hundred thousand (8,500,000) authorized but unissued Shares for the purposes of the Plan, subject to adjustment as set forth in
                     Section 7 below. Any Shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share or Shares subject to such Option may again be subjected to an Option under the Plan.

           5.2 Each Option granted pursuant to the Plan, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder, the Vesting Dates, the Purchase Price per Share and the Expiration Date.

6.         PURCHASE PRICE

           6.1 The Purchase Price of each Share subject to an Option shall be determined by the Board in accordance with applicable law; provided, however, that, unless otherwise specifically approved by the Board, the Purchase Price may not be less than the Fair Market Value of the Company's Shares on the Date of Grant. Each Option Agreement will specify the Purchase Price determined for the Options covered therein.

           6.2 The Purchase Price shall be payable upon the exercise of an Option in the following acceptable forms of payment:

                     (i)       cash, check or wire transfer.

                     (ii) at the discretion of the Board, through delivery of Shares (including other Shares subject to the Options being exercised) having a Fair Market Value equal as of the date of exercise to the Purchase Price of the Shares purchased and acquired upon exercise of the Option, or through a different form of cashless exercise as approved by the Board;

                     (iii) at the discretion of the Board, any combination of the methods of payment permitted by any paragraph of this Section 6.2.

           6.3 The Board shall have the authority to approve in specific cases other means of payment or to postpone the date of payment under such terms as it may determine.

           6.4 The Purchase Price shall be denominated in the currency of the primary economic environment of, at the Company's discretion, either the Company or the Employee (that is the functional currency of the Company or the currency in which the Employee is paid).

7.         ADJUSTMENTS

           Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

           7.1 In the event of a Transaction, as provided in Section 7.3 below, all unexercised Options then outstanding under the Plan shall be assumed by the Successor Company (or a parent or subsidiary of the Successor Company). In the case of any such assumption, appropriate adjustments shall be made to the Purchase Price to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Dates, shall remain in force, subject to the sole discretion of the Board.

           7.2 Notwithstanding the above and subject to all applicable law, the Board may determine that in certain Option Agreements there shall be a provision to the effect that if in any Transaction the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume the Options, the Vesting Dates of outstanding Options shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

           7.3 For the purposes of Section 7.1 above, an Option shall be assumed if, as of the effective date of the Transaction, the Option shall confer the right, subject to such Option's original vesting schedule, to purchase or receive, for each Share underlying such Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by the Shareholders for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, that in lieu of such assumption of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

           7.4 If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Plan, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will terminate immediately.

           7.5 If the outstanding Shares shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), Share split or reverse Share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Options theretofore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 5 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted (all as determined by the Board whose determination shall be final).

8.         TERM AND EXERCISE OF OPTIONS

           8.1 Options shall be exercised by the Optionee's giving written notice of exercise and remitting payment of the Purchase Price to the Company or to any third party designated by the Company (the "REPRESENTATIVE"), in such form and method as may be determined by the Board, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Purchase Price at the

                     Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

           8.2 Options, to the extent not previously exercised, shall terminate upon the earlier of: (i) the date set forth in the Option Agreement; (ii) the expiration of ten (10) years from the Date of Grant; or (iii) the expiration of any extended period in any of the events set forth in Section
                     8.5 below.

           8.3 The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options have become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 8.5 below, the Optionee is an Employee or a Service Provider at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

           8.4 Subject to the provisions of Section 8.5 below, in the event of a Termination of any Optionee, all Options granted to such Optionee shall immediately expire. Unless otherwise approved by the Board, the actual date of termination of employment or services shall be deemed to constitute Termination of employment or services.

           8.5 Notwithstanding anything to the contrary hereinabove, an Option may be exercised after the date of Termination of an Optionee during an additional period of time beyond the date of such Termination, but only with respect to the number of Options Vested at the time of such Termination, if:

                     8.5.1. Termination is without Cause, in which event the Vested Options still in force and unexpired may be exercised within a period of three (3) months after the date of such Termination; or

                     8.5.2. Termination is the result of death or disability of the Optionee, in which event the Vested Options still in force and unexpired may be exercised within a period of twelve (12) months after such date of Termination; or

                     8.5.3. prior to the date of such Termination, the Board shall authorize an extension of the term of all or part of the Vested Options beyond the date of such Termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

           For avoidance of any doubt, if Termination of employment or service is for Cause, any outstanding unexercised Option, will immediately expire and terminate, and the Optionee shall not have any right in respect of such outstanding Options.

           8.6 Holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares issuable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company's register of shareholders following exercise of the Option in accordance with the provisions of the Plan.

           8.7 Any form of Option Agreement authorized by the Plan may contain such other provisions, not inconsistent with the Plan, as the Board may, from time to time, deem advisable.

9.         VESTING OF OPTIONS

           9.1 Subject to the provisions of the Plan, Options shall vest at the Vesting Dates set forth in the Option Agreement.

           9.2 An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate. The vesting provisions of individual Options may vary.

           9.3 The vesting of an Option shall not accrue during any unpaid vacation.

10.        RESERVED



11.        DIVIDENDS

           Subject to the Company's Articles of Association, as amended from time to time, the holder or holders of all Shares issued upon the exercise of Options shall be entitled to receive dividends in accordance with the quantity of such Shares. Holders of unexercised Options shall not be entitled to receive any dividends on Shares issuable, but not yet issued, upon the exercise of such Options.

12.        RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

           No Option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the Optionee, all of such Optionee's rights to purchase Shares upon the exercise of his or her Options shall be exercisable only by the Optionee.

13.        EFFECTIVE DATE AND DURATION OF THE PLAN

           13.1 The Plan shall be effective as of the date that it is adopted by the Board and shall terminate at the end of ten
                     (10) years from such day of adoption by the Board or approval by the shareholders, whichever is earlier.

           13.2 No Option shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) month following the date the Plan is adopted by the Board.

14.        AMENDMENTS OR TERMINATION

           14.1 The Board may at any time amend (subject to the provisions of Section 14.2 below), alter, suspend or terminate the Plan.

           14.2 The Company shall obtain the approval of the Company's shareholders for any amendment to this Plan if shareholders' approval is necessary or desirable to comply with any applicable law. The Board may also, but need not, require that the Company's shareholders approve any other amendments to this Plan.

           14.3 No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise by the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Board's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.        GOVERNMENT REGULATIONS

           The Plan, the granting and exercise of Options hereunder and the obligation of the Company to sell and deliver Shares under such Options shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Company or the Optionee, including the registration of the Shares under the Securities Act, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

16.        CONTINUANCE OF EMPLOYMENT

           Neither the Plan nor any Option Agreement shall impose any obligation on the Company or a Subsidiary tocontinue any Optionee in its employ or service, and nothing in the Plan or in any Option granted pursuant heretoshall confer upon any Optionee any right to continue in the employ or service of the Company or a Subsidiary thereofor restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

17.        GOVERNING LAW AND JURISDICTION

           The Plan shall be governed by and construed and enforced in accordance with the requirements relating to the administration of stock option plans under U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the shares are listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

18.        TAX CONSEQUENCES

           To the extent permitted by applicable law, any tax consequences to any Optionee arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Subsidiaries, or the Optionee) hereunder shall be borne solely by the Optionee. The Company and/or its Subsidiaries shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

           The Company shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.        NON-EXCLUSIVITY OF THE PLAN

           The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise then under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

20.        MULTIPLE AGREEMENTS

           The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

21.        RULES PARTICULAR TO SPECIFIC COUNTRIES

           Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (the "APPENDIX"), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Options issued to Optionees under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Options issued to any other Optionee.

                                  ALVARION LTD.

                                APPENDIX--ISRAEL

                      TO THE 2002 GLOBAL SHARE OPTION PLAN

1.         GENERAL

           1.1 This appendix (the "APPENDIX") shall apply only to participants who are residents of the State of Israelor those who are deemed to be residents of the State of Israel for the payment of tax. The provisions speci-fied hereunder shall form an integral part of the 2002 Global Share Option Plan of Alvarion Ltd. (hereinafter: the "PLAN"), which applies to the issuance of Options to purchase Shares of Alvarion Ltd. (hereinafter: the "COMPANY").

           1.2 This Appendix is to be read as a continuation of the Plan and only refers to Options granted to IsraeliOptionees so that they comply with the requirements set by the Israeli law in general, and in particularwith the provisions of
                      Section 102 of the Israeli Income Tax Ordinance (New Version), 1961 (the "ORDINANCE"), and any regulations, rules, orders or procedures promulgated thereunder, including but not limitedto the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 1989 as may be amendedor replaced from time to time (hereinafter:
                      "SECTION 102"). For the avoidance of doubt, this Appendixdoes not add to or modify the Plan in respect of any other category of Optionees.

           1.3 Under this Appendix, Options containing such terms as shall qualify them for the special tax treatment under
                      Section 102, shall be referred to herein as "102 Options". Options that do not contain such terms as shall qualify them for the special tax treatment under Section 102, shall be referred to herein as "3(i) Options". All options granted hereunder, whether together or separately, shall be referred to as "Options".

           1.4 The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to Israeli Optionees.

           1.5 Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.         ISSUANCE OF OPTIONS; ELIGIBILITY

           2.1 The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the Purchase Price, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix.

           2.2 102 Options may only be granted to Employees of the Company or any Subsidiary. 3(i) Options may be granted to Employees and Service Providers of the Company or any Subsidiary.

           2.3 No 102 Options may be granted to any eligible Employee who holds shares representing 10% or more of the capital of the Company.

           2.4 102 Options which shall be granted under the Plan and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be allocated or issued to a trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the "TRUSTEE") and held for the benefit of the Optionee. 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for a period of not less than two (2) years from the Date of Grant, or such other period of time as required by Section 102 or any regulations, rules, orders or procedures promulgated thereunder, or as otherwise specified in rulings issued by the Israeli Income Tax Commission.

           2.5 Notwithstanding anything to the contrary, the Trustee shall not release any 102 Options which were not already exercised by the Optionee or release any Shares issued upon exercise of 102 Options prior to the full payment of the Optionee's tax liabilities arising from 102 Options which were granted to the Optionee and/or any Shares issued upon exercise of such 102 Options.

           2.6 The Optionee shall undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Option or Shares granted to the Optionee thereunder.

           2.7 At the Company's discretion, 3(i) Options which shall be granted under the Plan and/or any Shares issued upon exercise of such 3(i) Options and/or other shares received subsequently following any realization of rights, may be allocated or issued to a trustee nominated by the Committee and held by the trustee until all of the terms required for release thereof, as set forth herein and in the applicable Option Agreement with the Optionee, are fulfilled, including payment of the required taxes.

3.         EXERCISE OF OPTIONS

           Options shall be exercised by the Optionee's giving a written notice and remitting payment of the Purchase Price to the Company or to any third party designated by the Company (the "REPRESENTATIVE"), in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Purchase Price at the Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

4.         RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

           4.1 No Option or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the Optionee, all of such Optionee's rights to purchase Shares upon the exercise of his or her Options shall be exercisable only by the Optionee. 4.2 As long as 102 Options or Shares purchased pursuant thereto are held by the Trustee for the benefit of the Optionee, no rights of the Optionee with respect to the Options and or Shares be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

5.         INTEGRATION OF SECTION 102 AND TAX COMMISSIONER'S PERMIT

           5.1 With regards to 102 Options, the provisions of the Plan and/or this Appendix and/or the Option Agreement shall be subject to the provisions of Section 102 and/or the Income Tax Commissioner's permit and/or any applicable law, and the said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

           5.2 Any provision of Section 102 and/or the said permit and/or any applicable law, which is necessary in order to receive and/or to keep any tax benefit pursuant thereto, which is not expressly specified in the Plan or in this Appendix or in the Option Agreement, shall be considered binding upon the Company and the Optionees.

6.         DIVIDEND

           6.1 Subject to the Company's Articles of Association, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) issued upon the exercise of Options and held by the Optionee or by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends.

           6.2 During the period in which Shares are held by the Trustee on behalf of the Optionee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

7.         TAX CONSEQUENCES

           7.1 To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and/or the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Subsidiaries, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

           7.2 The Company and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

           7.3 The Optionee shall agree to declare not to transfer Shares issued upon the exercise of 102 Options, nor any other shares received subsequently following any realization of rights which are subject to Section 102, by a way of a tax-exempt transfer or a transfer under sections 104 or 97(a) of the Ordinance.

                                  ALVARION LTD.

                                APPENDIX--U.S.A.

                      TO THE 2002 GLOBAL SHARE OPTION PLAN

1.         GENERAL

           1.1 This appendix (the "APPENDIX") shall apply only to participants who are residents of the United States or those who are deemed to be residents of the United States for the payment of tax. The provisions speci-fied hereunder shall form an integral part of the 2002 Global Share Option Plan of Alvarion Ltd. (hereinafter: the "PLAN"), which applies to the issuance of options to purchase Shares of Alvarion Ltd. (hereinafter: the "COMPANY").

           1.2 This Appendix is to be read as a continuation of the Plan and only refers to Options granted to U.S Optionees so that they comply with the requirements set by the U.S law in general, and in particular with the provisions of Sections 421 through 424 of the Code. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Optionees.

           1.3 An option that meets the requirements of, and is governed by, the rules of Sections 421 through 424 of the Code shall hereinafter be referred as an incentive stock option ("ISO"). An option which does not contain such terms as will qualify it as ISO shall be referred to herein as non-qualified stock option ("NQSO"). All options granted hereunder, whether together or separately, shall hereinafter be referred to as the "OPTIONS".

           1.4 The Plan and this Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Options granted to American Optionees.

           1.5 Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.         ISSUANCE OF OPTION; ELIGIBILITY

           2.1 The terms and conditions upon which Options shall be issued and exercised, including the vesting schedules and the Purchase Price, shall be as specified in the Option Agreement to be executed pursuant to the Plan and to this Appendix.

           2.2 ISOs may only be granted to Employees of the Company or any Subsidiary. NQSOs may be granted to Employees and Service Providers of the Company or any Subsidiary.

3.         EXERCISE OF OPTIONS

           3.1 Options shall be exercised by the Optionee's giving a written notice and remitting payment of the Purchase Price to the Company or to any third party designated by the Company (the "REPRESENTATIVE"), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt by the Company or the Representative of such notice and payment at the Company's or the Representative's principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

           3.2 Each Option shall be exercisable following the Vesting Dates, subject to the provisions of the Plan and the number of Options granted; provided, however, that no Option shall be exercisable after the earlier of: (i) the date set forth in the Option Agreement; (ii) in the event of the grant of ISOs, the expiration of ten (10) years from the Date of Grant; (iii) in the event of the grant of ISOs to Ten Percent Shareholders (as defined in Section 4 below), the expiration of five (5) years from the Date of Grant; or (iv) the expiration of any extended period in any of the events set forth in Section 8.5 of the Plan.

           3.3 To the extent the aggregate Fair Market Value (determined at the Date of Grant) of the Company's shares with respect to which ISO are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its affiliates exceeds US $100,000 the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NQSO.

4.         PURCHASE PRICE

           4.1 In the case of an ISO, the Purchase Price shall be determined subject to the following:

                      (i) in case of an ISO granted to a Ten Percent Shareholder (as defined below), the Purchase Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the Date of Grant.

                                 "TEN PERCENT SHAREHOLDER" shall mean a person who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

                      (ii) in case of an ISO granted to any other Employee, the Purchase Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

5.         RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

           No Option or right with respect thereto shall be assignable, transferable or given as collateral or otherwise to any third party, by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of an Optionee, all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

6.         EFFECTIVE DATE OF THE PLAN

           6.1 This Appendix shall be effective as of the date on which it is adopted by the Board and shall terminate at the end of ten (10) years from such date of adoption or its date of approval by the shareholders, whichever is earlier.

           6.2 No ISO shall be exercised unless and until the Appendix has been approved by the shareholders of the Company, which approval shall be within twelve (12) month following the date this Appendix is adopted by the Board.

7.         AMENDMENT TO THE PLAN

           The Company shall obtain the approval of the Company's shareholders for any amendment to this Appendix and/or to the Plan, if shareholders' approval is necessary or desirable to comply with any applicable law. The Board may also, but need not, require that the Company's shareholders approve any other amendments to this Appendix and/or to the Plan. Without derogating from the above, no amendment of this Appendix and/or of the Plan shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment by the Board, including but not limited to, any amendment that will:

           (i) increase the number of Shares reserved under the Plan, except as provided in Section 7 of the Plan; or

           (ii) modify the requirements as to eligibility for participation in the Plan and/or this Appendix to the extent that such modification requires shareholders approval in order for the Plan and/or this Appendix to comply with Section 422 of the Code; or

           (iii) modify the Plan and/or this Appendix in any other way if such modification requires shareholders approval in order for the Plan and/or this Appendix to satisfy the requirements of Section 422 of the Code.

8.         TAX CONSEQUENCES

           8.1 To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Subsidiaries, or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Subsidiaries shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

                      The Company shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

           8.2 To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any Federal, State or local tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) at the discretion of the Committee, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) at the discretion of the Committee, delivering to the Company owned and unencumbered Shares.

9.         CONVERSION OF ISOS INTO NQSOS; TERMINATION OF ISOS

           The Board, at the written request of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's ISOs (or any portions thereof) that have not been exercised on the date of conversion into NQSOs at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an Employee of the Company or a Subsidiary at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the Purchase Price of the appropriate installments of such Options. At the time of such conversion, the Board (with the consent of the Optionee) may impose such conditions on the exercise of the resulting NQSOs as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan and/or this Appendix. Nothing in the Plan and/or in this Appendix shall be deemed to give any Optionee the right to have such Optionee's ISOs converted into NQSOs, and no such conversion shall occur unless and until the Board takes appropriate action. The Board, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

10.        NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION

           Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired upon the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Shares before the later of (a) two (2) years after the date the Employee was granted the ISO, or (b) one (1) year after the date the Employee acquired Shares by exercising the ISO. If the Employee has died before such Share is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

11.        CALIFORNIA PROVISIONS

           Notwithstanding the foregoing Sections, any grant of Options that are deemed by the California Securities Law of 1968 to be made in California shall be subject to the following additional terms and conditions:

           11.1 The Purchase Price of any Option shall not be less than 85% of Fair Market Value on the Date of Grant (determined in a manner not inconsistent with Section 260.140.50 of the California Code of Regulations or any successor statute), provided that the Purchase Price of any Option granted to a Ten Percent Share- holder shall not be less than 110% of the Fair Market Value on the Date of Grant (determined in a manner not inconsistent with Section
                      260.140.50 of the California Code of Regulations or any successor statute).

           11.2 Any Option granted under the USSOP to an Optionee who is not an officer, director, or consultant of the Company or its affiliates shall become exercisable at a rate of at least twenty percent (20%) of the Shares subject to such grant per year for a period of five (5) years from the Date of Grant.

           11.3 The Company shall deliver to the Optionee financial statements of the Company on an annual basis. The financial statements so provided shall comply with Section
                      260.140.46 of the California Code of Regulations or any successor statute.

           11.4 Unless an Optionee's employment is terminated for Cause, the Optionee shall have the right to exercise an Option, prior to the termination of the Option in accordance with
                      Section 8.5 of the Plan (to the extent that the Optionee was entitled to exercise such Option on the date employment terminates), as follows: (i) six (6) months after the date of Termination if the Termination was caused by the Optionee's death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code); and (ii) thirty (30) days after the date of termination if termination was caused other than by death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of the Optionee.

           11.5 At no time shall the total number of Shares issuable upon exercise of all outstanding Options and the total number of shares provided for under all stock bonus or similar plans of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Code of Regulations or any successor statute.

           11.6 If the Share is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the restrictions of this Section 11 above shall terminate as of the first date that the Share is so listed, quoted or publicly traded.

                                                                    APPENDIX D

                     EXCHANGE RATIO PER EACH ELIGIBLE OPTION


EXERCISE PRICE OF ELIGIBLE OPTION TENDERED         EXCHANGE RATIO
------------------------------------------         --------------

                0.003-1.27                              --
                  1.9-2.5                               --
                 2.99-3.53                              --
                 4.6-5.79                               85%
                 8.93-13.5                              10%
                14.40-16.95                              5%
                 20-29.78                                3%
                30.15-36.5                               2%
alvarion                                   VOTE BY MAIL
     We're on your wavelength
                                           Mark, sign, and date your proxy card
ALVARION LTD.                              and return it in the postage-paid
C/O PROXY SERVICES                         envelope we have provided or return
P.O. BOX 9112                              it to Alvarion Ltd., c/o ADP, 51
FARMINGDALE, NY  11735                     Mercedes Way, Edgewood, NY 11717.





TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                         ALVRN1                 KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY


              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------------------------------
ALVARION LTD.

1.  Election of Messrs.                          FOR   WITHHOLD   FOR ALL      To withhold authority to vote with respect to
    01) Aharon Dovrat, 02) Meir Barel,           ALL     ALL      EXCEPT       certain nominees, mark "For All Except" and
    03) Benny Hanigal, 04) Anthony Maher,                                      write the nominee's number with respect to
    05) Zvi Slonimsky, and 06) Amnon Yacoby      [ ]     [ ]       [ ]         which the vote is withheld on the line below.
    to the Board of Directors for terms
    expiring at the next Annual General                                        ---------------------------------------------
    Meeting of Shareholders



VOTE ON PROPOSALS                                          FOR   AGAINST  ABSTAIN

  2.   Approval of the Termination Agreement executed      [ ]     [ ]      [ ]
       by and between the Company and Mr. Amnon Yacoby

  3.   Approval of an amendment to Mr. Zvi Slonimsky's     [ ]     [ ]      [ ]
       Employment Agreement with the Company

  4.   Approval of the Alvarion Ltd. 2002 Global Share     [ ]     [ ]      [ ]
       Option Plan

  5.   Approval of the recommedation of the Board of       [ ]     [ ]      [ ]
       Directors regarding cancellation and re-grant of
       options to the Company's directors

  6.   Approval of option grants to certain directors      [ ]     [ ]      [ ]

  7.   Approval of the recommendation of the Board of      [ ]     [ ]      [ ]
       Directors that each non-employee director,
       shall receive the minimum annual fee plus the
       minimum fee for each meeting of the Board of
       Directors or any committee thereof which such
       director attends, in each case as prescribed by
       the Israeli Companies Law, 5759-1999 and by the
       regulations and rules promulgated thereunder
       with respect to external directors

  8.   Reappointment of Kost Forer & Gabbay, a member      [ ]     [ ]      [ ]
       of Ernst & Young Global, as the Company's
       independent auditors for the period ending upon
       the next Annual General Meeting of Shareholders
       and the authorization of the Board of Directors
       to set their remuneration or to delegate the
       Company's Audit Comimittee to do so


       --------------------------------------------------------           ---------------------------------------------------------



       --------------------------------------------------------           ---------------------------------------------------------
       Signature [PLEASE SIGN WITHIN BOX                Date              Signature (Joint Owners)                         Date
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  ALVARION LTD.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    NOTICE OF
                   2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                 OCTOBER 7, 2002


    The shareholder(s) hereby appoint(s) Zvi Slonimsky and Dafna Gruber, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all Ordinary Shares of Alvarion Ltd. that the shareholder(s) is or are entitled to vote at the 2002 Annual General Meeting of Shareholders to be held on Monday, October 7, 2002 at 10:00 a.m. (Israel time), at the offices of the Company, 21A Habarzel Street, Tel Aviv 69710, Israel, and any adjournment or postponement thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------